Exhibit 10.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

COMSovereign Holding Corp.,

CHC Merger Sub 8, LLC,

Skyline Partners Technology LLC

and

The Members’ Representative

Named Herein

Dated as of August 24, 2020

i

ii

Schedules:

Schedule I – Index to certain defined terms

Skyline Disclosure Letter

CHC Disclosure Letter

Exhibits:

A	Form of Articles of Merger
B	Form of CHC Term Debenture
C	Form of CHC Convertible Debenture

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 24, 2020 (the “Agreement Date”), by and among: COMSovereign Holding Corp., a Nevada corporation (“CHC”), CHC Merger Sub 8, LLC, a Colorado limited liability company and a wholly-owned subsidiary of CHC (“Merger Sub”), Skyline Partners Technology LLC, a Colorado limited liability company (“Skyline”), and John Helson, solely in his capacity as the Members’ Representative (as defined herein) and only for the limited purposes expressly stated herein. CHC, Merger Sub, Skyline and the Members’ Representative may be referred to herein individually as a “Party” and collectively as the “Parties.” Certain additional capitalized terms that are used in this Agreement are defined in Section 9.1. Schedule I provides an index to certain capitalized terms that are defined in other provisions of this Agreement.

RECITALS:

A.       CHC, Merger Sub and Skyline wish to effect a business combination through the statutory merger of Merger Sub with and into Skyline, pursuant to which Skyline would become a wholly-owned Subsidiary of CHC (the “Merger”) on the terms and conditions set forth in this Agreement and in accordance with the Colorado Limited Liability Company Act (the “CLLCA”).

B.       The Board of Directors of CHC (the “CHC Board”) and the Manager of Merger Sub have each: (i) determined that the Merger and the other Contemplated Transactions are fair to and in the best interests of each such Person and its stockholders or members, as the case may by, and (ii) unanimously approved this Agreement, the Merger and the other Contemplated Transactions.

C.        The Manager of Merger Sub has recommended to CHC as the sole member of Merger Sub that CHC adopt and approve this Agreement, the Merger and the other Contemplated Transactions, and CHC, as the sole member of Merger Sub has so adopted and approved this Agreement, the Merger and the other Contemplated Transactions.

D.       The Board of Directors of Skyline (the “Skyline Board”) has: (i) determined that the Merger and the other Contemplated Transactions are fair to and in the best interests of Skyline and its members; (ii) unanimously approved this Agreement, the Merger and the other Contemplated Transactions; and (iii) determined to recommend that the members of Skyline adopt and approve this Agreement, the Merger and the other Contemplated Transactions and the requisite members of Skyline have adopted and approved this Agreement, the Merger and the other Contemplated Transactions.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereby agree as follows:

ARTICLE I
THE MERGER AND EFFECT ON EQUITY INTERESTS

1.1       The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the CLLCA, Merger Sub shall be merged with and into Skyline, the separate organizational existence of Merger Sub shall cease and Skyline shall continue as the surviving entity in the Merger. As a result of the Merger, the outstanding Skyline Units and membership units of Merger Sub shall be converted or cancelled in the manner provided herein. The organizational existence of Skyline, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger except as otherwise may be specifically set forth herein. The surviving company of the Merger after the Merger is sometimes referred to hereinafter as the “Surviving Company”.

1.2       Effective Time; Closing. Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing the Articles of Merger in substantially the form attached hereto as Exhibit A (the “Statement of Merger”) with the Secretary of State of the State of Colorado in accordance with the relevant provisions of the CLLCA. The Statement of Merger shall be duly executed by Skyline and Merger Sub and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Colorado for filing. The Merger shall become effective upon the filing of the Statement of Merger with the Secretary of State of the State of Colorado or at such later time as Skyline and Merger Sub agree and specify in the Statement of Merger (the “Effective Time”). The closing of the Merger and the other Contemplated Transactions (the “Closing”) shall take place remotely and electronically at a time and date to be specified by the parties hereto, which time and date shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article V  (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms, or at such other location, time and date as the parties hereto shall mutually agree in writing (the date upon which the Closing actually occurs being referred to herein as the “Closing Date”).

1.3       Effect of the Merger. At the Effective Time, the effects of the Merger shall be as provided in this Agreement and the applicable provisions of the CLLCA.

1.4       Articles of Organization; Operating Agreement. At the Effective Time, the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company, until thereafter amended as provided by Law and by the terms of such limited liability company agreement; provided, however, that, as among the Skyline Members only, (i) all provisions of the Skyline Operating Agreement relating to the allocation of profit and loss and tax items for Tax periods ending on or before the Closing Date, (ii) the associated distribution, tax audit and enforcement provisions, both as set forth in the Skyline Operating Agreement immediately prior to Closing, and (iii) provisions related to indemnification of directors and officers, shall survive as a valid and legally binding agreements (“Members’ Legacy Agreement”).

1.5       Managing Member and Officers of the Surviving Company. At the Effective Time and by virtue of the Merger, CHC shall be the managing member and Manager of the Surviving Company. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company immediately after the Effective Time, each to hold office in accordance with the provisions of the limited liability company agreement of the Surviving Company.

1.6       Effect on Skyline Units. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger, and without any action on the part of the Parties or the holders of any of the following securities, the following shall occur:

(a)       Conversion of Skyline Units.  At the Effective Time, the Membership Units and Profit Units of Skyline (the “Skyline Units”) issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive, subject to the terms and conditions hereof, collectively, (i) an amount equal to $1,250,000 in cash plus (a) an amount up to $50,000 in respect of expenses previously paid by Skyline related to the Contemplated Transactions in accordance with Section 1.7(a) and specified in Section 1.7(a)(ii) of the Consideration Spreadsheet, less (b) the Representative Amount, and less (c) any Funded Indebtedness of Skyline on the Closing Date (such net sum, the “CHC Cash Consideration”), (ii) $1,500,000 aggregate principal amount of term debentures of CHC which will be dated as of the Closing Date having the terms and substantially in the form as the form of term debenture annexed hereto as Exhibit B (the “CHC Term Debentures”), and (iii) $11,150,000 aggregate principal amount of convertible debentures of CHC having the terms and substantially in the form as the form of convertible debenture annexed hereto as Exhibit C (the “CHC Convertible Debentures”), which CHC Convertible Debentures shall be convertible by each holder into shares of common stock, par value $0.0001 per share, of CHC (the “CHC Common Stock”) as set forth in the CHC Convertible Debentures (collectively, the “Merger Consideration”) and which will be dated as of the Closing Date. The Merger Consideration will be allocated to the Skyline Members (including, without limitation, Members holding Profit Units in accordance with the spreadsheet attached hereto as Annex 1.7(a)(i) (the “Consideration Spreadsheet”). For the avoidance of doubt, the Consideration Spreadsheet, as delivered at the Closing, shall be updated by the Members’ Representative prior to the Closing Date and shall be conclusive and binding on the Parties and the Skyline Members. For the avoidance of doubt, all right, title and interest in and to the assets identified in Schedule 1.6(a) (the “Excluded Assets”) shall be for the account of and benefit of the Skyline Members and to the extent CHC receives payment of any of the Excluded Assets, CHC shall promptly notify the Members’ Representative of such payment and distribute such cash payment to the Skyline Members, in such amounts as shall be directed by the Members’ Representative.

(b)       Warrants.   At the Effective Time, all warrants to purchase Skyline Units as listed in Section 2.3(b) of the Skyline Disclosure Letter (the “Skyline Warrants”) will have been exercised or terminated.

(c)       Treatment of Merger Sub Membership Interests. At the Effective Time, each membership interest of Merger Sub that is issued and outstanding immediately prior to the Effective Time will constitute one membership interest of the Surviving Company. Such membership interests shall be the only membership interests of the Surviving Company that are issued and outstanding.

1.7       Payment of Merger Consideration.

(a)       Closing Payments.  At Closing, CHC shall deliver or cause to be delivered to the Skyline Members upon delivery of a letter of transmittal (i) the CHC Cash Consideration in immediately available funds to the persons, in the amounts and pursuant to the wire instructions set forth in Section 1.7(a)(i) of the Consideration Spreadsheet, (ii) $1,500,000 aggregate principal amount of the CHC Term Debentures dated as of the Closing Date and issued in the names and the principal amounts set forth in Section 1.7(a)(i) of the Consideration Spreadsheet, and (iii) $5,575,000 aggregate principal amount of the Convertible Debentures dated as of the Closing Date and issued in the names and the principal amounts set forth in Section 1.7(a)(i) of the Consideration Spreadsheet (collectively, the “Closing Consideration”). At the Closing, CHC shall deliver to the Members’ Representative, on behalf of the Skyline Members in the names and percentages set forth in Section 1.7(a)(i) of the Consideration Spreadsheet, a Convertible Debenture dated as of the Closing Date payable to the Members’ Representative as agent for the individual Skyline Members in the principal amount of $5,575,000 (the “Escrow Debenture”) which will be otherwise identical to the Convertible Debentures to be issued to Skyline Members. At the Closing, CHC shall also pay by wire transfer of immediately available funds to the applicable payees specified on Schedule 1.7(a)(ii) of the Consideration Spreadsheet, the transaction expenses payable to each such payee as specified on Schedule 1.7(a)(ii) of the Consideration Spreadsheet; provided, however, that such transaction expenses shall not exceed, when added to the amount included in the determination of the CHC Cash Consideration pursuant to clause (a)(i) of Section 1.6, $50,000 in the aggregate.

(b)       Within five (5) Business Days of the termination of the Basic Indemnification Period (the “Settlement Date”), the Members’ Representative shall return for exchange the Escrow Debenture and CHC shall issue and deliver to the Skyline Members in the names and percentages set forth in Section 1.7(a)(i) of the Consideration Spreadsheet, an aggregate principal amount of Convertible Debentures, which Convertible Debentures shall be dated the Closing Date and in aggregate equal to $5,575,000 less (i) a principal amount of Convertible Debentures having a Value equal to the amount of any Losses incurred prior to the Settlement Date by any CHC Indemnitee that have been definitively determined in accordance with ARTICLE VII, and less (ii) a principal amount of Convertible Debentures having a Value equal to a reasonable reserve amount (to be determined jointly by CHC and the Members’ Representative in good faith) in respect of any CHC Claims submitted on or prior to the Settlement Date in accordance with ARTICLE VII (provided that if CHC and the Members’ Representative cannot agree in good faith on a reasonable reserve amount, the principal amount in this clause (ii) shall equal the aggregate amount claimed by the CHC Indemnitees in all CHC Claim Notices delivered to the Members’ Representative on or prior to the Settlement Date that CHC and the Members’ Representative have not resolved as of the Settlement Date).  Thereafter, CHC shall issue to the Skyline Members, within five (5) Business Days following the date on which any CHC Claim Notice referred to in clause (ii) above is finally resolved, in accordance with Article VII, against any CHC Indemnitee, an aggregate principal amount of Convertible Debentures, dated the Closing Date, having a Value equal to the amount of the applicable CHC Claim Notice, such Convertible Debentures to be issued in the names and percentages set forth in Section 1.7(a)(i) of the Consideration Spreadsheet.

(c)       No Further Ownership Rights in Skyline Units.   All Closing Consideration and the Escrow Debenture issued and delivered on the Closing Date pursuant to Section 1.7(a)(i) in accordance with the terms hereof shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the Skyline Units outstanding on the Closing Date. From and after the Effective Time, the transfer books of Skyline shall be closed and there shall be no further registration of transfers on the transfer books of the Surviving Company of the Skyline Units that were outstanding immediately prior to the Effective Time.

(d)       Representative Amount. At the Closing, CHC shall deposit, or cause to be deposited, with the Members’ Representative, by wire transfer of immediately available funds to an account designated by the Members’ Representative prior to Closing, $50,000 (the “Representative Amount”). The Representative Amount shall be used for the purposes set forth in Section 7.5. The Representative Amount will be deducted from the payments that would otherwise be payable to the Skyline Members on a pro rata basis as shown in Section 1.7(d) of the Consideration Spreadsheet. To the extent any amount becomes payable out of the Representative Amount to the Skyline Members pursuant to Section 7, the Members’ Representative shall cause such amount to be paid to the Skyline Members on a pro rata basis as shown in Section 1.7(d) of the Consideration Spreadsheet.

(e)       Withholding Rights.  Each of the Surviving Company, Merger Sub and CHC shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Skyline Units such amounts as the Surviving Company, Merger Sub or CHC, as applicable, is required to deduct and withhold pursuant to the applicable rules under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or deducted in accordance with the provisions of this Section 1.7(e), and are timely paid to the applicable Governmental Authority in accordance with applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Skyline Units in respect of which such deduction and withholding was made by the Surviving Company, Merger Sub or CHC, as applicable. Notwithstanding anything in this Agreement to the contrary, in the event the Surviving Company, Merger Sub or CHC (or any Affiliate thereof) determines that withholding or deduction is required pursuant to applicable tax Law with respect to any payment required to be made under this Agreement to any holder of Skyline Units, the paying party shall provide such holder with a written notice of its intent to withhold or deduct from such payment as soon as reasonably practicable (and, in any case, with sufficient time to allow such holder to prepare and produce any documentation to eliminate or reduce such withholding or deduction). In connection with the foregoing, the Members’ Representative shall deliver to CHC prior to the Closing a duly completed and executed IRS Form W-9 from each holder of Skyline Units.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SKYLINE

Skyline hereby represents and warrants to CHC, subject to such exceptions as are specifically disclosed in the disclosure letter supplied by Skyline to CHC, dated as of the Agreement Date (the “Skyline Disclosure Letter”), as follows:

2.1       Organization and Qualification; No Subsidiaries.

(a)       Skyline is a limited liability company duly organized, validly existing and in good standing under the Laws of Colorado and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Skyline is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Skyline Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Skyline Approvals would not, individually or in the aggregate, have or reasonably be expected to have a Skyline Material Adverse Effect. Skyline is duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have or reasonably be expected to have a Skyline Material Adverse Effect.

(b)       No Subsidiaries. Skyline has no subsidiaries and owns no debt, equity or other similar interest in any other Person. Skyline has not agreed, nor is Skyline obligated to make, and nor is Skyline bound by, any written, oral or other agreement, contract, sub-contract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sub-license, insurance policy, benefit plan, commitment, or undertaking of any nature, under which it may become obligated to make, any future investment in or capital contribution to any other Person. Skyline does not directly or indirectly own any equity or similar interest in, or any interest convertible, exchangeable or exercisable for any equity or similar interest in, any other Person.

2.2       Articles of Organization and Operating Agreement. Skyline has previously furnished or made available to CHC complete and correct copies of Skyline’s organizational documents (e.g., articles of organization and operating agreement), as amended to date. Such organizational documents are in full force and effect. Skyline is not in violation of any of the provisions of its organizational documents in any material respect.

2.3       Units of Skyline.

(a)       Skyline Units will be issued and outstanding as of the Closing Date as set forth on Schedule 2.3(a), which Skyline Units are of the class and are held by the Persons listed on Schedule 2.3(a) of the Skyline Disclosure Letter (the “Skyline Cap Table”).

(b)       Except as set forth on Schedule 2.3(b) of the Skyline Disclosure Letter or in the Skyline Cap Table, Skyline has no Derivative Security issued and outstanding, or any other obligation of any type pursuant to which any Person has any right to acquire or receive any equity interests in Skyline.

(c)       All outstanding Skyline Units have been issued and granted in compliance in all material respects with: (i) all applicable domestic or foreign statutes, laws, rules, regulations or ordinances (each a “Law”) applicable to the issuance and sale of securities, and any domestic or foreign judgments, decrees, orders, writs, permits or licenses (each an “Order”) or otherwise put into effect by or under the authority of any Governmental Entity; and (ii) all requirements set forth in applicable Contracts, including the Skyline Operating Agreement.

(d)       There are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Skyline is a party or by which it is bound with respect to any equity security of any class of Skyline.

(e)       The outstanding Skyline Units are uncertificated.

(f)       The allocation of the Merger Consideration among the Skyline Members in the Consideration Spreadsheet has been approved by the Skyline Members in accordance with the Skyline Operating Agreement and no Skyline Member has any claim against Skyline in respect of such allocation.

2.4       Authority Relative to this Agreement. Skyline has all necessary power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party (the “Skyline Transaction Documents”) and to perform its obligations hereunder and thereunder and, subject to obtaining Skyline Members’ Approval, to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Skyline Transaction Documents by Skyline and the consummation by Skyline of the Contemplated Transactions have been duly and validly authorized by all necessary organizational action on the part of Skyline and no other organizational proceedings on the part of Skyline are necessary to authorize this Agreement and the Skyline Transaction Documents or to consummate the transactions so contemplated. This Agreement and the Skyline Transaction Documents have been duly and validly executed and delivered by Skyline and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the legal and binding obligation of Skyline, enforceable against Skyline in accordance with their respective terms, subject to: (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

2.5       No Conflict; Required Filings and Consents.

(a)       The execution and delivery of this Agreement and the Skyline Transaction Documents by Skyline do not, and the performance of this Agreement and the Transaction Documents by Skyline will not: (i) conflict with or violate the organizational documents of Skyline; (ii) subject to obtaining the consents, approvals, authorizations and permits and making the registrations, filings and notifications set forth in Section 2.5(a) of the Skyline Disclosure Letter, conflict with or violate any Law applicable to Skyline or by which its properties are bound or affected; (iii) except as set forth in Section 2.5(a) of the Skyline Disclosure Letter, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Skyline’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Skyline pursuant to, any material Contract to which Skyline is a party or by which Skyline or any of its properties are bound or affected; or (iv) other than as set forth in the provisions of this Agreement or in Section 2.3 of the Skyline Disclosure Letter, cause the acceleration of any vesting of any awards for or rights to Skyline Units or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of Skyline Units, except in the case of clauses (ii) and (iii), to the extent such conflict, violation, breach, default, impairment or other effect would not, individually or in the aggregate, reasonably be expected to have a Skyline Material Adverse Effect.

(b)       The execution and delivery of this Agreement and the Skyline Transaction Documents by Skyline does not, and the performance of this Agreement and the Skyline Transaction Documents by Skyline will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any court, federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (each, a “Governmental Entity” and, collectively, “Governmental Entities”), except for: (i) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and U.S. state securities laws (“Blue Sky Laws”); (ii) the filing and recordation of the Articles of Merger as required by the CLLCA, as applicable; and (iii) such consents, approvals, authorizations, permits, registrations, filings or notifications as are set forth in Section 2.5(a) of the Skyline Disclosure Letter or which, if not obtained or made, would not have a Skyline Material Adverse Effect.

(c)       On the basis of the certificates or acknowledgements executed by the members and the holders of Derivative Securities of Skyline, to the Knowledge of Skyline, there are not more than 35 holders of Skyline Units or Skyline Derivative Securities that are not an “accredited investor” as such term is defined under Regulation D promulgated under the Securities Act; provided that the representation with respect to the holders of the Derivative Securities of Skyline shall only be to the extent that the issuance of the CHC Term Notes or CHC Convertible Debentures to the holders of Derivative Securities of Skyline is required to qualify for an exemption from the registration requirements under Section 5 of the Securities Act.

2.6       Financial Statements.

(a)       Skyline is not required to file any reports or documents with the SEC.

(b)       The unaudited interim consolidated financial statements of Skyline as of and for the annual period ending December 31, 2019 and the quarter ended June 30, 2020, including, in each case, the notes, if any, thereto (collectively, the “Skyline Financial Statements”) attached Section 2.6 of the Skyline Disclosure Letter: (i) fairly present (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to Skyline) and the absence of complete footnotes) in all material respects the financial position of Skyline as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended; and (ii) were compiled from, and are consistent with, the books and records of Skyline, which books and records are accurate and complete in all material respects.

(c)       Skyline is not a party to, nor does Skyline have any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Skyline, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, Skyline in Skyline’s financial statements.

(d)       Skyline does not currently have outstanding (and will not have outstanding on the Closing Date) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”)) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Skyline.

2.7       Compliance; Permits.

(a)       Except as set forth in Section 2.7(a) of the Skyline Disclosure Letter, Skyline is not in conflict with, or in default or violation of: (i) any Law or Order applicable to Skyline, or by which any of its respective properties is bound or affected; or (ii) any Contract to which Skyline is a party or by which Skyline or any of its respective properties is bound or affected, except for any conflicts, defaults or violations of such Laws, Orders or Contracts that (individually or in the aggregate) would not have or reasonably be expected to have a Skyline Material Adverse Effect. No Governmental Entity has indicated in writing to Skyline an intention to conduct an investigation or review against Skyline, and, to the Knowledge of Skyline, no investigation or review by any Governmental Entity is pending or threatened against Skyline.

(b)       Skyline holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to operation of the business of Skyline as currently conducted (collectively, the “Skyline Permits”). To the Knowledge of Skyline, Skyline is in compliance in all material respects with the terms of each of the Skyline Permits applicable to it.

2.8       No Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet as of June 30, 2020 included in the Skyline Financial Statements or as disclosed in Section 2.8 of the Skyline Disclosure Letter or with respect to fees and expenses of third parties engaged in connection with the Merger and the transactions contemplated by this Agreement, Skyline has not at such date, and has not incurred since such date, any Liabilities, except Liabilities or obligations which were incurred in the Ordinary Course of Business consistent with past practice (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or a Legal Action for environmental Liability), or Liabilities which, in the aggregate would not be reasonably expected to have an aggregate obligation amount in excess of $100,000.

2.9       Absence of Certain Changes or Events. Since June 30, 2020, except as described in Section 2.9 of the Skyline Disclosure Letter or pursuant to this Agreement, Skyline has not:

(a)       sold or transferred (including licensed) or otherwise disposed of any material portion of its assets or properties that would be material to Skyline, except for sales or transfers in the Ordinary Course of Business consistent with past practice;

(b)       suffered any material loss, or any material interruption in use, of any material assets or property on account of fire, flood, riot, strike or other hazard or act of God that is not covered by insurance;

(c)       suffered any change to its businesses, other than in the Ordinary Course of Business consistent with past practice, which has had, or would reasonably be expected to have, a Skyline Material Adverse Effect;

(d)       entered into any Contract that would constitute a Skyline Material Agreement, other than in the Ordinary Course of Business consistent with past practice;

(e)       terminated or materially modified, waived any material right under or cancelled any Skyline Material Agreement or waived any material right with respect to any of the items disclosed in Section 2.18 of the Skyline Disclosure Letter;

(f)       incurred any Liens on any material assets or property, or any losses, damages, deficiencies, Liabilities, except for Liabilities incurred in the Ordinary Course of Business consistent with past practice which are not material to its businesses;

(g)       granted any registration rights with respect to any of its securities;

(h)       paid or declared any dividends or other distributions on its equity securities of any class or issued, purchased or redeemed any of its equity securities of any class;

(i)       transferred, assigned or granted any license or sublicense of any material rights under, or with respect to, items disclosed in Section 2.17 of the Skyline Disclosure Letter, other than in the Ordinary Course of Business consistent with past practice;

(j)       made any material capital expenditures;

(k)       split, combined or reclassified any units of its equity securities;

(l)       made any capital investment in, or any loan to, any other Person;

(m)       amended any of its organizational or constituent documents;

(n)       paid any bonuses to, or materially increased any bonuses, salaries, or other compensation to, any director, officer, or employee except in the Ordinary Course of Business consistent with past practice;

(o)       made any payments to any Related Party other than as described in Section  2.21 of the Skyline Disclosure Letter and other than wages and benefits that are in the ordinary course and consistent with past practice.

(p)       adopted, modified or increased payments or benefits to any Person other than for regular annual raises that are consistent with past practices;

(q)       entered into, terminated, or received notice of termination of any (a) license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or (b) Contract or transaction involving a total remaining commitment of at least $100,000;

(r)       materially changed any accounting method, assumption or period, made, changed or revoked any material Tax election, filed an income or other material Tax Return in a jurisdiction in which a Tax Return was not previously filed, failed to file any income or other material Tax Return when due (taking into account extensions of time to file), consented to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, entered into a closing agreement, or settled any administrative or judicial proceeding related to Taxes;

(s)       changed any of the material terms in any material respect for the license of its products and services;

(t)       instituted, settled or compromised any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages of any amount exceeding $50,000 in the aggregate; or

(u)       agreed or committed, whether orally or in writing, to do any of the foregoing.

2.10 Absence of Litigation. Except as otherwise provided in Section 2.10 of the Skyline Disclosure Letter, to the Knowledge of Skyline, there are no Legal Actions pending or threatened against Skyline, or any properties or rights of Skyline, before any Governmental Entity, including, for the avoidance of doubt, the SEC.

2.11       Employee Benefit Plans.

(a)       Employee Plans.

(i)       Other than those plans, policies or programs required to be maintained by applicable law, Section 2.11(a) of the Skyline Disclosure Letter lists each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, profits interest, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) maintained, contributed to, or required to be contributed to, by:

(A)       Skyline; or

(B)       any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Skyline within the meaning of Sections 414(b), 414(c), 414(m) or 414(o) of the Code (a “Skyline ERISA Affiliate”), under which Skyline or any Skyline ERISA Affiliate has any Liability with respect to any current or former employee, director, officer or independent contractor of Skyline (the “Skyline Plans”).

(ii)       To Skyline’s Knowledge, Skyline has made available to CHC, as applicable:

(A)       correct and complete copies of all documents embodying each Skyline Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Skyline Plan (or, in the case of any unwritten Skyline Plan, a written summary of the material provisions of such plan or agreement);

(B)       the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Skyline Plan;

(C)       the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Skyline Plan;

(D)       all IRS determination, opinion, notification and advisory letters;

(E)       all material correspondence to or from any Governmental Entity relating to any Skyline Plan;

(F)       to the extent available, all discrimination tests for each Skyline Plan for the most recent three (3) plan years;

(G)       the most recent annual actuarial valuations and/or periodic accounting, if any, prepared for each Skyline Plan;

(H)       all material written agreements and contracts relating to each Skyline Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts;

(I)       all material communications generally distributed to all employees or former employees within the last three (3) years relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability under any Skyline Plan or proposed Skyline Plan; and

(J)       all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Skyline Plan.

(b)       To Skyline’s Knowledge, each member of Skyline and each Skyline ERISA Affiliate is in compliance in all material respects with the provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) applicable to the Skyline Plans. To Skyline’s Knowledge, each Skyline Plan is and has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) which are applicable to such Skyline Plans.

(c)       No Legal Action (excluding individual claims for benefits incurred in the normal operation of each Skyline Plan) has been brought, or, to the Knowledge of Skyline, is threatened, against or with respect to any such Skyline Plan. No member of Skyline has received any correspondence from the IRS or the DOL regarding, and, to the Knowledge of Skyline, there are no audits, enquiries or proceedings pending or, threatened by the IRS or the DOL with respect to any Skyline Plans. All contributions, reserves or premium payments required to be made or accrued as of the Closing Date to the Skyline Plans have or will have been timely made or accrued.

(d)       Any Skyline Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained (or has an outstanding application for or, in the case of a prototype plan, is entitled to rely upon) a favorable determination, notification, advisory and/or an opinion letter, as applicable, as to its qualified status from the IRS, and, to the Knowledge of Skyline, nothing has occurred with regard to each such pension plan and the related trusts that could jeopardize such qualified status and exemption from taxation under Section 501(a) of the Code. Skyline does not have any plan or commitment to establish any new Skyline Plan, to materially modify any Skyline Plan (except to the extent required by Law or to conform any such Skyline Plan to the requirements of any applicable Law, in each case as previously disclosed to CHC in writing, or as required by this Agreement), or to enter into any new Skyline Plan.

(e)       No Skyline Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. Neither Skyline nor any Skyline ERISA Affiliate has ever contributed to or been required to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and neither Skyline nor any Skyline ERISA Affiliate has any Liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan. Skyline is not subject to any Liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA (other than routine claims for benefits under any Skyline Plan). No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Skyline Plan that would reasonably be expected to impose a material Liability on Skyline.

(f)       Skyline does not have and is not required to have any International Employee Plans.

(g)       Skyline and, to the Knowledge of Skyline, each Skyline ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder (“COBRA”). None of the Skyline Plans promises or provides retiree medical or other retiree welfare benefits to any Person except as required by applicable Law, and Skyline has not represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by Law.

(h)       Except as set forth in Section 2.11(h) of the Skyline Disclosure Letter or in this Agreement, neither the execution and delivery of this Agreement or the Skyline Transaction Documents nor the consummation of the Contemplated Transactions, solely by themselves, will: (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any member, director or employee of Skyline under any Skyline Plan or otherwise; (ii) increase any benefits otherwise payable by Skyline to any employee or service provider; (iii) limit the right to merge, amend or terminate any Skyline Plan; or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

(i)       No payment or benefit that will or may be made by Skyline or its ERISA Affiliates with respect to any employee, former employee, director, officer or independent contractor of Skyline under an arrangement existing prior to the Closing, either alone or in conjunction with any other payment, event or occurrence, (X) will or would reasonably be characterized as an “excess parachute payment” under Section 280G of the Code as a result of the transactions contemplated by this Agreement or (Y) will not be fully deductible as a result of Section 162(m) of the Code as a result of circumstances existing prior to the Closing. There is no Contract to which Skyline is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(j)       Section 2.11(j) of the Skyline Disclosure Letter sets forth the name, title (or job description) and current annual salary of all employees of Skyline.

(k)       Except as would not reasonably be expected to result in a material liability to Skyline, each Skyline Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Skyline Plan is subject to tax under Section 409A of the Code.

(l)       Skyline and each Skyline ERISA Affiliate has, for purposes of each Skyline Plan, correctly classified all individuals performing services for Skyline as common law employees, leased employees, independent contractors or agents, as applicable.

2.12       Labor Matters.

(a)       Skyline is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by Skyline nor does Skyline know of any activities or proceedings of any labor union to organize any such employees. Skyline does not have any Knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Skyline.

(b)       Except as disclosed in Section 2.12(b) of the Skyline Disclosure Letter, during the past three (3) years: (i) Skyline is and has been in material compliance with all applicable Laws with respect to labor and employment, including, without limitation, Laws with respect to fair employment practices, discrimination, immigration and naturalization, retaliation, work place safety and health, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment and wages and hours; (ii) to the Knowledge of Skyline, there have been no Legal Actions pending before any Governmental Entity, or threats thereof with respect to labor and employment matters, including Legal Actions between Skyline (on the one hand) and any of the current or former employees or current or former workers of Skyline (on the other hand); (iii) there have been no written notices of charges of discrimination in employment or employment practices for any reason or noncompliance with any other Law with respect to labor or employment that have been asserted, or, to the Knowledge of Skyline, overt threats thereof, before the United States Equal Employment Opportunity Commission or any other Governmental Entity; (iv) Skyline has not been a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Entity relating to the current or former employees or employment practices; and (v) to the Knowledge of Skyline, Skyline has not been subject to any audit or investigation by the Occupational Safety and Health Administration, the DOL, or other Governmental Entity with respect to labor or employment Laws or with respect to the employees of Skyline, or subject to fines, penalties, or assessments associated with such audits or investigations.

(c)       To the Knowledge of Skyline, all of the employees of Skyline are: (i) United States citizens or lawful permanent residents of the United States; (ii) aliens whose right to work in the United States is unrestricted; or (iii) aliens who have valid, unexpired work authorizations issued by the United States government.

(d)       To the Knowledge of Skyline, Skyline has properly treated all individuals performing rendered services to Skyline as employees, leased employees, independent contractors or agents, as applicable, for all federal, state, local and foreign Tax purposes. Within the last six (6) years there has been no determination by any Governmental Entity that any service provider treated by Skyline as an independent contractor should have been treated as an employee of Skyline.

2.13       Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon Skyline or to which Skyline is a party which has or would reasonably be expected to have the effect, in any material respect, of prohibiting or impairing any present business practice of Skyline, any acquisition of property by Skyline or the conduct of business by Skyline as currently conducted.

2.14       Title to Property.

(a)       Skyline owns no real property. Section 2.14 of the Skyline Disclosure Letter identifies by street address all real property leased or subleased by Skyline (the “Skyline Leased Real Estate”). All Skyline Leased Real Estate is leased or licensed to Skyline pursuant to written leases or Contracts, complete and accurate copies of which have been previously delivered or made available to CHC (collectively the “Skyline Leases”). Skyline has a valid leasehold interest in Skyline Leased Real Estate, free and clear of all Liens. Skyline has not subleased any Skyline Leased Real Estate. Skyline Leased Real Estate is not subject to any third-party licenses, concessions, leases or tenancies of any kind, except as indicated on Section 2.14 of the Skyline Disclosure Letter. Skyline Leases are in full force and effect. To the Knowledge of Skyline, there are no defaults in any material respect on the part of any landlord, sublandlord, licensor or Skyline under the Skyline Leases. Skyline has performed in all material respects all of the obligations on its part to be performed under the Skyline Leases. No written consent of any landlord or sublandlord or any licensor under Skyline Leases is required or necessary in order to consummate the transactions contemplated by this Agreement and the Skyline Transaction Documents except as otherwise provided in Section 2.14 of the Skyline Disclosure Letter.

(b)       Skyline has not received written notice that the use or occupancy of Skyline Leased Real Estate violates in any material respect any covenants, conditions or restrictions that encumber such property, or that any such property is subject to any restriction for which any material permits necessary to the current use thereof have not been obtained.

(c)       There are no pending or, to the Knowledge of Skyline, threatened, condemnation proceedings with respect to any material portion of Skyline Leased Real Estate.

2.15       Taxes. Except as disclosed on Schedule 2.15:

(a)       Definition of Taxes.  For all purposes of and under this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties and impositions relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties, backup withholding and additions imposed with respect to such amounts.

(b)       Tax Returns and Audits. Except as may be disclosed by Skyline in Section 2.15 of the Skyline Disclosure Letter:

(i)       Skyline has timely filed all material federal, state, local and foreign returns, declarations, estimates, information statements and reports (including any schedule or attachment thereto) relating to Taxes (“Tax Returns”) required to be filed by Skyline, in all the jurisdictions in which it is or was required to file. Such Tax Returns are true and correct in all material respects, have been completed in all material respects in accordance with applicable Law, and all Taxes shown to be due on such Tax Returns have been paid.

(ii)       Skyline has delivered or made available to CHC correct and complete copies of all Tax Returns (including extensions thereof), examination reports, statements of deficiencies assessed against or agreed to by Skyline, and other material correspondence with Taxing authorities filed or received with respect to periods beginning on or after January 1, 2017. There are no liens for Taxes (other than Taxes not yet due and payable or the amount or validity of which is being contested in good faith and for which adequate reserves have been established) upon any assets of Skyline or its stock. All Taxes not yet due and payable have been properly accrued on the books of Skyline, and adequate reserves have been established therefor; the charges, accruals and reserves for Taxes provided for on the financial statements delivered to CHC are adequate in all material respects.

(iii)       There is no Tax deficiency outstanding, proposed in a writing delivered to Skyline or assessed against Skyline by a Taxing authority, nor has Skyline executed any unexpired waiver or extension of any statute of limitations for the assessment, reassessment or collection of any Tax, and no power of attorney granted by Skyline with respect to any Taxes is currently in force.

(iv)       No Tax audits or other administrative proceedings or court proceedings are presently pending or in progress with regard to any Taxes or Tax Returns of Skyline.

(v)       Skyline has not been a member of any consolidated, combined or unitary group for federal, state, local or foreign Tax purposes. Skyline has no liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise. Skyline has not been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal income Tax purposes (apart from Skyline’s own classification as a partnership for federal income tax purposes). Skyline has not made an election pursuant to Treasury Regulations Section 301.7701-3 (or any comparable provision of any state, local or foreign Law) to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

(vi)       Skyline has (i) withheld all Taxes required to be withheld from its employees, agents, contractors and nonresident members and remitted such amounts to the proper agencies; (ii) paid all required employer contributions and premiums and (iii) filed all Tax Returns with respect to employee income tax withholdings, Social Security and unemployment taxes and premiums, and other payroll Taxes, all in compliance with the withholding Tax provisions of applicable Tax laws.

(vii)       Skyline has not entered into any closing agreement which affects any Taxes of Skyline for any taxable year ending after the Closing Date. Skyline is not a party to any Tax sharing, Tax indemnity, Tax allocation agreement or similar arrangement for the sharing of Tax liabilities or benefits (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(viii)       Skyline has not agreed to, and is not required to, make any adjustment by reason of a change in accounting method that affects any taxable year ending after the Closing Date (other than changes required by the Merger). No Taxing authority has proposed to Skyline any such adjustment or change in accounting methods that affects any taxable year ending after the Closing Date. Skyline does not have any application pending with any Taxing authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the Closing Date.

(ix)       No asset of Skyline is “tax exempt use property” under Code Section 168(h). No portion of the cost of any asset of Skyline has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Code Section 103(a).

(x)       None of the assets of Skyline is property that Skyline is required to treat as being owned by any other person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

(xi)       No written claim has been made by a Taxing authority that Skyline has not properly paid Taxes or filed Tax Returns in a jurisdiction in which Skyline does not file a Tax Return.

(xii)       In the past five (5) years, Skyline has not been a party to a transaction that has been reported as a reorganization within the meaning of Code Section 368 or distributed a corporation (or been distributed) in a transaction that is reported to qualify under Code Section 355 or Section 356.

(xiii)       Skyline has not engaged in any transaction which is a “listed transaction” within the meaning of Income Tax Regulation Section 1.6011-4(b)(2), or otherwise a “reportable transaction” for purposes of Code Section 6011, that could affect the income Tax liability for any taxable year not closed by the statute of limitations.

(c)       Section 2.9(r), Section 2.11, Section 2.12(d) and this Section 2.15 contain the sole and exclusive representations and warranties of Skyline relating to Tax Matters, including compliance with and liabilities arising under Tax Laws, and any claim for breach of representation with respect to Taxes shall be based solely on the representations in Section 2.9(r), Section 2.11, Section 2.12(d) and this Section 2.15 and shall not be based on the representations set forth in any other provision of this Agreement. CHC shall not be entitled to rely on this Section 2.15 to determine the jurisdiction in which to file Tax Returns in Post-Closing Tax Periods.

2.16       Environmental Matters.

(a)       To the Knowledge of Skyline, Skyline is in compliance, in all material respects, with all applicable Environmental Laws and Environmental Permits.

(b)       Skyline is not required to hold any Environmental Permits for the operation of its businesses.

(c)       To the Knowledge of Skyline, there is no Environmental Claim pending or overtly threatened against Skyline nor is there any reasonable basis for any such claim or any Liability, in each case, under any applicable Environmental Law.

2.17       Intellectual Property.

(a)       Section 2.17(a)(i) of the Skyline Disclosure Letter contains an accurate and complete list of all Skyline Registered Intellectual Property Rights, specifying as to each such Registered Intellectual Property Right, as applicable: (i) the jurisdictions by or in which such Registered Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; (ii) the registration or application numbers thereof; and (iii) the date the Registered Intellectual Property Right was granted or such application was filed. Section 2.17(ii) contains an accurate and complete list of all Skyline Licensed Intellectual Property Rights, specifying as to each such Licensed Intellectual Property Right, as applicable: (i) the name and address of the licensor; and (ii) a brief description of the technology licensed. Section 2.17(a)(iii) of the Skyline Disclosure Letter contains an accurate and complete list of all Skyline Intellectual Property Rights that are material to the business of Skyline, both owned and licensed. Section 2.17(a) of the Skyline Disclosure Letter contains an accurate and complete list of all material Computer Software that is owned, licensed, leased or otherwise used in the business of Skyline, excluding (x) commercially available “shrink-wrap” software, and (y) Computer Software that Skyline receives as “free software,” “open source software” or under a similar licensing or distribution model. Section 2.17(a) of the Skyline Disclosure Letter lists all material Computer Software and service offerings that have been licensed, sold, distributed or provided to third parties on or after January 1, 2016 under which Skyline is obligated to provide maintenance or support (collectively, “Skyline Products”). Skyline does not own or have any interest in any patents or patent applications.

(b)       Section 2.17(b) of the Skyline Disclosure Letter lists all License Agreements and Contracts under which Skyline has granted any third-party rights that are exclusive, or exclusive of all other third parties, to use, sublicense, resell or distribute any Skyline Intellectual Property Right. Section 2.17(b) of the Skyline Disclosure Letter lists any material License Agreements and Contracts under which (x) Skyline has deposited or is obligated to deposit source code or other proprietary materials in escrow for the benefit of a third party, or (y) a third party is or under any circumstances may be entitled to receive source code directly from Skyline or from escrow.

(c)       Skyline is not a party to any License Agreements, forbearances to sue, consents, judgments, orders or similar obligations, in each case, that restrict the rights of Skyline to use or enforce any Skyline Intellectual Property Rights.

(d)       Except as listed in Section 2.17(d), Skyline owns all right, title, and interest, free and clear of all security interests and similar encumbrances, in and to all Skyline Intellectual Property Rights. Except as listed in Section 2.17(d) of the Skyline Disclosure Letter, Skyline is listed in the records of the appropriate United States, state or foreign agency as the sole owner for each Skyline Registered Intellectual Property Right.

(e)       To the Knowledge of Skyline, Skyline’s Licensed Intellectual Property Rights and Skyline Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to conduct the business of Skyline as currently conducted. To Skyline’s Knowledge, the conduct of the business of Skyline as such business is currently conducted, including the design, development, marketing and sale of Skyline Products and services: (i) does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party; and (ii) does not constitute unfair competition or unfair trade practices under the Laws in the United States.

(f)       Skyline has not received any written, or, to the Knowledge of Skyline, oral, communications from any third party that claim that the operation of the business of Skyline, or any act of Skyline, or any Skyline Product or service, or the use of any Skyline Product or service, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party or constitutes unfair competition or unfair trade practices under the Laws of any jurisdiction. Skyline has not received any written communication from a third party pursuant to which the third party offered Skyline a license to use any technology or Intellectual Property Rights in order to avoid a claim of infringement or misappropriation.

(g)       Skyline has not received written notice of, and there is no pending or, to the Knowledge of Skyline, threatened, Legal Action by a third party before any Governmental Entity in any jurisdiction challenging the ownership, use, validity, enforceability or registrability of any Skyline Intellectual Property Rights. There is no pending or, to the Knowledge of Skyline, threatened, Legal Action relating to the business of Skyline before any Governmental Entity in any jurisdiction challenging the ownership, use, validity, enforceability, or registrability of any of Skyline’s Licensed Intellectual Property Rights or the rights of Skyline to use or exploit any of Skyline’s Licensed Intellectual Property Rights, in each case, other than as would not be reasonably expected to result in a Skyline Material Adverse Effect.

(h)       To the Knowledge of Skyline but without investigation by or for Skyline, no Person has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any Skyline Intellectual Property Rights. Skyline has not brought any Legal Action against any third-party alleging infringement, misappropriation or violation of Skyline Intellectual Property Rights that remain unresolved. Skyline has the sole and exclusive right to bring a Legal Action against a third party for infringement or violation of Skyline Intellectual Property Rights.

(i)       To the Knowledge of Skyline, Skyline Intellectual Property Rights are subsisting, in full force and effect, have not been cancelled or abandoned, have not expired, and, with respect to Skyline Registered Intellectual Property Rights only, are valid and enforceable. To the Knowledge of Skyline, neither Skyline nor any of its officers, employees or agents have knowingly done, or failed to do, any act or thing which may, after the Effective Time, materially prejudice the validity or enforceability of any Skyline Intellectual Property Rights. All necessary registration, maintenance and renewal fees in connection with any Skyline Registered Intellectual Property Rights have been paid and all necessary documents, recordations and certificates in connection with such Skyline Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Skyline Registered Intellectual Property Rights.

(j)       Skyline has made commercially reasonable efforts to protect its trade secrets and preserve their status as intellectual property under applicable Law. Skyline’s practice is to require all employees, contractors and other parties having access to such trade secrets to execute a proprietary information/confidentiality agreement with Skyline.

(k)       Following the Effective Time, the Surviving Company will be permitted upon its compliance with any notices or similar regulatory requirements to exercise all of the rights of Skyline under such License Agreements or Contracts to the same extent Skyline would have been able to had the Contemplated Transactions not occurred and without the payment of additional amounts or consideration other than ongoing fees, royalties or payments which Skyline would otherwise be required to pay. The consummation of the Merger and the Contemplated Transactions will not: (i) result in the breach, modification, cancellation, termination, or suspension of any of Skyline’s License Agreements or any Contract with any customer of Skyline, or give any Person (other than Skyline) or a party to any of Skyline’s License Agreements or any Contract with any customer of Skyline the right to do any of the foregoing; (ii) give rise to a right by any third party to obtain, directly from Skyline or from escrow, source code for Computer Software or other proprietary materials of Skyline; (iii) result in the loss or impairment of Skyline’s ownership of or right to use Skyline Intellectual Property Rights or Licensed Intellectual Property Rights; or (iv) cause the Surviving Company or any of its Affiliates (x) to be bound by any non-compete or other restriction on the operation of any business or (y) to grant any rights or licenses to any Intellectual Property Rights of the Surviving Company or any of its Affiliates to a third party (including, without limitation, a covenant not to sue).

(l)       To Skyline’s Knowledge, since December 31, 2017, Skyline has complied in all material respects with all applicable Laws and regulations relating to privacy, data protection and the collection and use of personally identifiable information gathered or accessed in the course of the operations of Skyline. Skyline has complied in all material respects with all rules, policies and procedures established by Skyline from time to time with respect to the foregoing, if any. No claims are pending or, to Skyline’s Knowledge, threatened or likely to be asserted, against Skyline by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, regulations, rules, policies or procedures. To Skyline’s Knowledge, the consummation of the Merger and the Contemplated Transactions will not breach or otherwise cause any violation of any such Laws, regulations, rules, policies or procedures.

(m)       With respect to sensitive personally identifiable information, to Skyline’s Knowledge, Skyline has taken all commercially reasonable steps (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of Skyline, there has been no unauthorized access to or other misuse of that information.

2.18       Material Agreements. Section 2.18 of the Skyline Disclosure Letter sets forth a list of all Skyline Material Agreements. All of the Skyline Material Agreements are in full force and effect and constitute the valid, legal and binding obligation of Skyline and, to the Knowledge of Skyline, constitute the valid, legal and binding obligation of the other parties thereof, enforceable against each such Person in accordance with its terms, subject to: (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law). There are no material breaches or defaults by Skyline under any of the Skyline Material Agreements or, to the Knowledge of Skyline, events which with notice or the passage of time would constitute a material breach or default by Skyline, and, to the Knowledge of Skyline, there is no material breach or default from any other party under any of the Skyline Material Agreements. Skyline has made available to CHC true and complete copies of all Skyline Material Agreements, including all amendments thereto. All consents and approvals required under the Skyline Material Agreements in order for the Transactions to be consummated without a breach or default occurring under the Skyline Material Agreements have been obtained and are in full force and effect as of the Agreement Date.

2.19       Customers and Suppliers. Skyline has delivered or made available to CHC a list identifying each customer of Skyline from which, for the twelve (12) month period ended December 31, 2019, Skyline received revenue in excess of  $100,000 for such period (collectively, “Skyline Major Customers”). Section 2.19 of the Skyline Disclosure Letter sets forth the names of the ten (10) largest suppliers (by expenditure) to Skyline for the twelve (12) month period ended December 31, 2019. Within the preceding twelve (12) months, Skyline has not received written or, to the Knowledge of Skyline, oral, notice that any Skyline Major Customer or supplier listed in Section 2.19 of the Skyline Disclosure Letter has: (i) threatened to cancel, suspend or otherwise terminate, or intends to cancel, suspend or otherwise terminate, any relationships of such Person with Skyline; (ii) decreased materially or threatened to stop, decrease or limit materially, or intends to modify materially its relationships with Skyline; or (iii) intends to refuse to pay any amount due to Skyline or seek to exercise any remedy against Skyline. Skyline has not, within the past twelve (12) months, been engaged in any material dispute with any Skyline Major Customer or supplier listed in Section 2.19 of the Skyline Disclosure Letter. Skyline is in compliance in all material respects with the insurance requirements set forth in its agreements with each of its customers.

2.20       Agreements with Regulatory Agencies. Skyline is not (a) subject to any cease-and-desist or other Order issued by, (b) a party to any Contract, consent agreement or memorandum of understanding with, (c) a party to any commitment letter or similar undertaking to, (d) subject to any order or directive by, (e) a recipient of any extraordinary supervisory letter from, and (f) has not adopted any board resolutions at the request of  (each of clauses (a)-(e) of this Section 2.20, a “Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its management or its business, or would reasonably be expected, following the Merger and the consummation of the Contemplated Transactions, to impair in any material respect the Surviving Company’s ability to conduct the business of Skyline after the Effective Time, as presently conducted. Skyline has not been informed in writing by any Governmental Entity that such Governmental Entity is considering issuing or requesting any Regulatory Agreement, except for any such proposed Regulatory Agreements that, individually or in the aggregate, would not have or reasonably be expected to result in a Skyline Material Adverse Effect.

2.21       Related Party Transactions. Other than in respect of Contracts, interests related to employment or consulting or contracting in the Ordinary Course of Business, with respect to options or warrants issued as shown on the Skyline Cap Table, or as disclosed in Section 2.21 of the Skyline Disclosure Letter, no Related Party is a party to any Contract with or binding upon Skyline or any of its assets, rights or properties or has any interest in any property owned by Skyline or has engaged in any transaction with any of the foregoing within the last twelve (12) months or during the calendar year 2019.

2.22       Accounts Receivable. The accounts receivable of Skyline outstanding at the Effective Time represent or will represent valid, bona fide claims against debtors for sales or other charges arising from sales actually made or services actually performed by Skyline in the Ordinary Course of Business and in conformity in all material respects with the applicable purchase orders, agreements and specifications, and such accounts receivable are not, to the Knowledge of Skyline, subject to any material defenses, set-offs or counterclaims. Skyline has performed in all material respects all obligations with respect to such accounts receivable which it was obligated to perform. Skyline will bill all unbilled receivables in the Ordinary Course of Business consistent with past practice.

2.23       Deferred Revenue. The deferred revenue balance of Skyline represents or will represent valid, bona fide obligations of Skyline to perform services in the Ordinary Course of Business consistent with past practices and the amount of cash payable to Skyline under such Contracts (including amounts that will have been paid as of the Effective Time) has not been modified or accelerated in any material respects from the payment obligations of the agreement when initially executed and delivered. To the Knowledge of Skyline, the obligations of Skyline under the Contracts underlying the deferred revenue amounts of Skyline were incurred in the Ordinary Course of Business consistent with past practices.

2.24       Insurance. All casualty, general liability, business interruption, product liability, director and officer liability, worker’s compensation, environmental, automobile and sprinkler and water damage and other insurance policies and bond and surety arrangements maintained by Skyline are listed in Section 2.24 of the Skyline Disclosure Letter (the “Skyline Insurance Policies”) and true and complete copies of the Skyline Insurance Policies have been made available to CHC. Skyline has not received any written notice of cancellation or premium increase with respect to or alteration of coverage under any Skyline Insurance Policy with respect to such Skyline Insurance Policies other than such that are consistent with insurance policy premium increases and coverages, generally. There are no claims related to the business of Skyline pending under any Skyline Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

2.25       Board Approval. The Board of Directors of Skyline has unanimously: (i) approved this Agreement and the Contemplated Transactions; (ii) determined that the Merger is fair to and in the best interests of the members of Skyline; and (iii) recommended that the members of Skyline approve and adopt this Agreement and approve the Merger (collectively, the “Skyline Board Recommendation”).

2.26       Member Approval. The requisite holders of the Skyline Units (the “Skyline Members’ Approval”) have (i) approved this Agreement and the Contemplated Transactions; and (ii) determined that the Merger is fair to and in the best interests of the members of Skyline.

2.27       Brokers. Skyline has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finder’s fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CHC

CHC hereby represents and warrants to Skyline, subject to such exceptions as are specifically disclosed in writing (with reference to a specific section of this Agreement to which each such exception applies) in the disclosure letter supplied by CHC to Skyline, dated as of the Agreement Date  (the “CHC Disclosure Letter”) or as disclosed in the CHC SEC Documents, as set forth below in this Article III. As used in this Article III, unless the context indicates otherwise, the term “CHC Group” (as defined in Section 3.1(a)) means each entity comprising the CHC Group.

3.1       Organization and Qualification; Subsidiaries.

(a)       Each of CHC and its wholly owned subsidiaries disclosed on Section 3.1(a) of the CHC Disclosure Letter (together, the “CHC Subsidiaries” and, together with CHC, the “CHC Group”), is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has the requisite corporate or company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The CHC Group is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“CHC Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such CHC Approvals would not, individually or in the aggregate, have or reasonably be expected to have a CHC Material Adverse Effect. Each member of the CHC Group is duly qualified or licensed as a foreign corporation or company, as applicable, to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have or reasonably be expected to have a CHC Material Adverse Effect. CHC directly owns beneficially and of record all outstanding equity interests of Merger Sub, and no other Person holds any capital stock and other equity interests of Merger Sub nor has any rights to acquire any interest in Merger Sub.

(b)       No Subsidiaries. CHC has no subsidiaries, except for the CHC Subsidiaries, and owns no debt, equity or other similar interest in any other Person, except for the CHC Subsidiaries. None of the CHC Subsidiaries own any debt, equity or other similar interest in any other Person, except for one or more CHC Subsidiaries. No member of the CHC Group has agreed, nor is any such Person obligated to make, and nor is any such Person bound by, any written, oral or other agreement, contract, sub-contract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sub-license, insurance policy, benefit plan, commitment, or undertaking of any nature, under which it may become obligated to make, any future investment in or capital contribution to any other Person. No member of the CHC Group directly or indirectly owns any equity or similar interest in, or any interest convertible, exchangeable or exercisable for any equity or similar interest in, any other Person other than one or more CHC Subsidiaries.

(c)       No Prior Merger Sub Operations. The Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger.

3.2       Capital Stock of CHC. The authorized and issued capital stock of CHC consists of the following:

(a)       Preferred stock, $0.0001 par value: authorized shares of 100,000,000, of which no shares are designated, issued or outstanding.

(b)       CHC Common Stock, $0.0001 par value: authorized shares 300,000,000 of which 140,802,285 shares are issued and outstanding as of the date hereof and, except for any shares of CHC Common Stock to be issued in the Private Placement or upon the exercise or conversion of any Derivative Security of CHC outstanding on the date hereof, immediately prior to the Effective Time;

(c)       Except as set forth on Schedule 3.2(c) of the CHC Disclosure Letter, CHC has no Derivative Security issued and outstanding, or any other obligation of any type pursuant to which any Person has any right to acquire or receive any equity securities of CHC.

(d)       All outstanding shares of CHC Common Stock have been issued and granted in compliance in all material respects with: (i) all applicable domestic or foreign statutes, laws, rules, regulations or ordinances (each a “Law”) relating to the issuance of securities, and any domestic or foreign judgments, decrees, orders, writs, permits or licenses (each an “Order”) or otherwise put into effect by or under the authority of any Governmental Entity; and (ii) all requirements set forth in applicable Contracts.

(e)       There are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which CHC is a party or by which it is bound with respect to any equity security of any class of CHC.

(f)       CHC is the only member of Merger Sub.

(g)       There are no Derivative Securities issued by Merger Sub or any other CHC Subsidiary (or otherwise outstanding).

3.3       Authority Relative to this Agreement. Each of CHC and Merger Sub has all necessary corporate or organizational power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party (the “CHC Transaction Documents”) and to perform its obligations hereunder and thereunder and, to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the CHC Transaction Documents by CHC and Merger Sub, and the consummation by CHC and Merger Sub of the Contemplated Transactions, have been duly and validly authorized by all necessary corporate or organizational action on the part of CHC and Merger Sub, and no other corporate or organizational proceedings on the part of CHC or Merger Sub are necessary to authorize this Agreement and the CHC Transaction Documents or to consummate the transactions so contemplated. This Agreement and the CHC Transaction Documents have been duly and validly executed and delivered by CHC and Merger Sub and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the legal and binding obligation of CHC and Merger Sub, enforceable against CHC and Merger Sub in accordance with their respective terms, subject to: (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

3.4       Valid Issuance of Shares. The CHC Common Stock and the shares underlying the CHC Convertible Debentures, when issued and delivered in accordance with the terms set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws. Assuming the accuracy of the representations and warranties of Skyline herein, the CHC Common Stock and the shares underlying the CHC Convertible Debentures will be issued in compliance with a valid private placement exemption under all applicable federal and state securities laws.

3.5       No Conflict; Required Filings and Consents.

(a)       The execution and delivery of this Agreement and the CHC Transaction Documents by each of CHC and Merger Sub do not, and the performance of this Agreement and the Transaction Documents by each of CHC and Merger Sub will not: (i) conflict with or violate the organizational documents of CHC or Merger Sub, as the case may be; (ii) subject to obtaining the consents, approvals, authorizations and permits and making the registrations, filings and notifications set forth in Section 3.5(b), conflict with or violate any Law applicable to the CHC Group or by which its properties is bound or affected; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the CHC Group’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the CHC Group pursuant to, any material Contract to which any member of the CHC Group is a party or by which any member of the CHC Group or any of its respective properties are bound or affected; or (iv) cause the acceleration of any vesting of any awards for or rights to CHC Common Stock or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of CHC Common Stock, except in the case of clauses (ii) and (iii), to the extent such conflict, violation, breach, default, impairment or other effect would not, individually or in the aggregate, reasonably be expected to have a CHC Material Adverse Effect.

(b)       The execution and delivery of this Agreement and the CHC Transaction Documents by CHC and Merger Sub do not, and the performance of this Agreement and the CHC Transaction Documents by CHC and Merger Sub will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any Governmental Entity, except for: (i) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and the OTC Markets; (ii) the filing and recordation of the Articles of Merger as required by the CBCA, as applicable; and (iii) such consents, approvals, authorizations, permits, registrations, filings or notifications which, if not obtained or made, would not have a CHC Material Adverse Effect.

3.6       Reports and Financial Statements.

(a)       CHC has filed all forms, reports and documents required to be filed with the SEC since January 1, 2018 (all such required forms, reports and documents are referred to herein as the “CHC SEC Documents”), all of which are available to Skyline through the SEC’s EDGAR database. As of their respective dates, the CHC SEC Documents: (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such CHC SEC Documents; and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact require to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (x) Rule 13a-14 under the Exchange Act and (y) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the CHC SEC Documents are accurate and complete and comply as to form and content with all applicable legal requirements.

(b)       The audited consolidated financial statements of CHC as of December 31, 2019 and for the period January10, 2019 (inception) to December 31, 2019, and unaudited financial statements of CHC as of June 30 2020 and for the six-month period ended June 30, 2020, including the notes thereto (the “CHC Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of Regulation S-X promulgated by the SEC; (ii) were prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated therein in the notes thereto); (iii) fairly present in all material respects the financial position of CHC as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended; and (iv) were compiled from, and are consistent with, the books and records of CHC, which books and records are accurate and complete in all material respects.

(c)       No member of the CHC Group is a party to, nor does it have any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among any member of the CHC Group, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the CHC Group in CHC’s financial statements.

(d)       No member of the CHC Group has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of any member of the CHC Group.

3.7       Compliance; Permits.

(a)       No member of the CHC Group is in conflict with, or in default or violation of: (i) any Law or Order applicable to any entity comprising the CHC Group, or by which any of its respective properties is bound or affected; or (ii) any Contract to which any entity comprising the CHC Group is a party or by which any entity comprising the CHC Group or any of each entity’s respective properties are bound or affected, except for any conflicts, defaults or violations of such Laws, Orders or Contracts that (individually or in the aggregate) would not have or reasonably be expected to have a CHC Material Adverse Effect. No Governmental Entity has indicated in writing to any entity comprising the CHC Group an intention to conduct an investigation or review against any entity comprising the CHC Group, and, to the Knowledge of CHC, no investigation or review by any Governmental Entity is pending or overtly threatened against any entity comprising the CHC Group.

(b)       The CHC Group holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to operation of the business of the CHC Group as currently conducted (collectively, the “CHC Permits”). To the Knowledge of CHC, each member of the CHC Group is in compliance in all material respects with the terms of each of the CHC Permits.

3.8 Absence of Certain Changes or Events. Since the date of the most recent balance sheet included in the CHC Financial Statements, except (i) as described in Section 3.8 of the CHC Disclosure Letter or in the CHC SEC Documents; or (ii) with the consent of Skyline, no member of the CHC Group has:(a) sold or transferred (including licensed) or otherwise disposed of any material portion of its assets or properties that would be material to CHC, except for sales or transfers in the Ordinary Course of Business consistent with past practice;

(b)       suffered any material loss, or any material interruption in use, of any material assets or property on account of fire, flood, riot, strike or other hazard or act of God that is not covered by insurance;

(c)       suffered any change to its businesses, other than in the Ordinary Course of Business consistent with past practice, which has had, or would reasonably be expected to have, a CHC Material Adverse Effect;

(d)       entered into any Contract that would constitute a CHC Material Agreement, other than in the Ordinary Course of Business consistent with past practice;

(e)       terminated or materially modified, waived any material right under or cancelled any CHC Material Agreement;

(f)       incurred any Liens on any material assets or property, or any losses, damages, deficiencies, Liabilities, except for Liabilities incurred in the Ordinary Course of Business consistent with past practice which are not material to its businesses;

(g)       granted any registration rights with respect to any of its securities;

(h)       paid or declared any dividends or other distributions on its equity securities of any class or issued, purchased or redeemed any of its equity securities of any class;

(i)       transferred, assigned or granted any license or sublicense of any material rights under, or with respect to any Intellectual Property Rights of CHC, other than in the Ordinary Course of Business consistent with past practice;

(j)       made any material capital expenditures;

(k)       split, combined or reclassified any shares of its equity securities;

(l)       made any capital investment in, or any loan to, any other Person;

(m)       amended any of its organizational or constituent documents;

(n)       paid or materially increased any bonuses, salaries, or other compensation to any director, officer, or employee except in the Ordinary Course of Business consistent with past practice;

(o)       made any payments to any Related Party other than as described in the CHC SEC Documents other than wages and benefits paid in the Ordinary Course of Business consistent with past practice;

(p)       adopted, modified or increased payments or benefits to any Person other than for regular annual raises that are consistent with past practices and that are reflected in the current payroll register of CHC;

(q)       entered into, terminated, or received notice of termination of any (a) license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or (b) Contract or transaction involving a total remaining commitment of at least $100,000;

(r)       materially changed any accounting method, assumption or period, made, changed or revoked any material Tax election, filed an income or other material Tax Return in a jurisdiction in which a Tax Return was not previously filed, failed to file any income or other material Tax Return (taking into account extensions of time to file), consented to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, entered into a closing agreement, or settled any administrative or judicial proceeding related to Taxes;

(s)       changed any of the material terms in any material respect for the license of its products and services;

(t)       instituted, settled or compromised any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages of any amount exceeding $50,000 in the aggregate; or

(u)       agreed or committed, whether orally or in writing, to do any of the foregoing.

3.9       Absence of Litigation. There are no Legal Actions pending or, to the Knowledge of CHC, threatened against any member of the CHC Group, or any properties or rights of any member of the CHC Group, related to Legal Action brought by any stockholder against CHC, any creditor or otherwise, pursuing any criminal sanctions or penalties, seeking equitable or injunctive relief, including before any Governmental Entity, including, for the avoidance of doubt, the SEC.

3.10       Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon any member of the CHC Group or to which any member of the CHC Group is a party which has or would reasonably be expected to have the effect, in any material respect, of prohibiting or impairing any present business practice of any member of the CHC Group, any acquisition of property by any member of CHC Group or the conduct of business by any member of CHC Group as currently conducted, in each case, except as may be disclosed by CHC in CHC SEC Documents.

3.11       Title to Property. No member of the CHC Group owns any real property. The applicable members of the CHC Group has a valid leasehold interest in all real property leased or subleased by it, free and clear of all Liens. The CHC Group has not received written notice that the (b) use or occupancy of any leased property violates in any material respect any covenants, conditions or restrictions that encumber such property, or that any such property is subject to any restriction for which any material permits necessary to the current use thereof have not been obtained.

3.12       Material Agreements. All of Material Agreements of CHC are in full force and effect and constitute the valid, legal and binding obligation of the member or members of the CHC Group that is or are a party thereto and, to the Knowledge of CHC, constitute the valid, legal and binding obligation of the other parties thereof, enforceable against each such Person in accordance with its terms, subject to: (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law). There are no material breaches or defaults by any member of the CHC Group under any of CHC Material Agreements or, to the Knowledge of CHC, events which with notice or the passage of time would constitute a material breach or default by any member of the CHC Group, and, to the Knowledge of CHC, there is no material breach or default from any other party under any of CHC Material Agreements. All consents and approvals required under the CHC Material Agreements in order for the Contemplated Transactions to be consummated without a breach or default occurring under the Material Agreements have been obtained and are in full force and effect as of the Closing Date.

3.13       Agreements with Regulatory Agencies. No member of the CHC Group is subject to a Regulatory Agreement issued by or with any Governmental Entity that restricts the conduct of its business or that in any manner relates to its management or its business, or would reasonably be expected, following the Merger and the consummation of the Contemplated Transactions, to impair in any material respect the CHC Group’s ability to conduct the business of the CHC Group after the Effective Time, as presently conducted. No member of the CHC Group has been informed in writing by any Governmental Entity that such Governmental Entity is considering issuing or requesting any Regulatory Agreement, except for any such proposed Regulatory Agreements that, individually or in the aggregate, would not have or reasonably be expected to result in a CHC Material Adverse Effect.

3.14       Board Approval. The CHC Board has unanimously approved this Agreement and the Contemplated Transactions. The Board of Directors and Board of Managers of Merger Subs have unanimously approved this Agreement and the Contemplated Transactions.

3.15       Stockholder and Member Votes. No vote of the holders of the outstanding shares of any class or series of CHC’s capital stock is required by CHC’s Articles of Incorporation or Bylaws for CHC to execute and deliver this Agreement and approve the Merger and the Contemplated Transactions. The affirmative vote of CHC as the sole shareholder and sole member of Merger Subs will be obtained as of the Closing Date, and is the only vote of the holders of any class or series of Merger Sub I’s capital stock and Merger Sub II’s equity interest necessary to approve and adopt this Agreement and approve the Merger and the Contemplated Transactions.

3.16       Brokers. The CHC Group has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finder’s fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.17       Solvency. At the Effective Time, both before and after giving effect to the Contemplated Transactions: (a) the fair value of the consolidated assets of CHC and the CHC Group taken as a whole, will exceed their respective liabilities; and (b) each of CHC and the CHC Group taken as a whole will be able to pay their respective liabilities as they mature or otherwise become due. CHC has (or will have prior to the Effective Time) sufficient cash to pay all amounts due under this Agreement.

ARTICLE IV
PRE-CLOSING COVENANTS

4.1       Covenants of Skyline and CHC. At all times from and after the date hereof until the Effective Time, Skyline covenants and agrees as to itself and its subsidiaries, if any, that (except as necessary to effectuate the Merger and otherwise as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise previously consent in writing, which such consent shall not be unreasonably withheld, conditioned or delayed):

(a)       Ordinary Course.

(i)       Each of Skyline and its subsidiaries, if any, shall conduct their respective businesses only in, and none of Skyline and its subsidiaries, if any, shall take any action except in, the ordinary course consistent with past practice.

(ii)       Each of CHC and its subsidiaries shall conduct their respective businesses only in, and none of CHC and its subsidiaries, if any, shall take any action except in, the ordinary course consistent with past practice; provided, however, that nothing in this clause (ii) shall prohibit the sale by CHC of shares of CHC Common Stock in a public offering of such shares under the Securities Act. In addition, CHC will seek to file all forms, reports and documents required to be filed with the SEC on a timely basis.

(b)       Skyline Negative Covenants.  Without limiting the generality of Section 4.1(a): (i) each of Skyline and its subsidiaries, if any, shall use all commercially reasonable efforts to preserve intact in all material respects their respective present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible personal property and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and Orders of all Governmental Entities; and (ii) except as necessary to effectuate the Merger or as contemplated by this Agreement, neither Skyline nor its subsidiaries, if any, shall, except as otherwise expressly provided for in this Agreement:

(i)       amend or propose to amend their organizational documents other than as contemplated in connection with this Agreement;

(ii)       (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its membership interests or capital stock, (x) split, combine, reclassify or take similar action with respect to any of its membership interests or capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its membership interests or shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any membership interests or shares of its capital stock or any options with respect thereto;

(iii)       issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any membership interests of shares of its capital stock or any options or other equity incentives with respect thereto (other than issuances pursuant to options or warrants outstanding on the date hereof and in accordance with their present terms);

(iv)       acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any other Person or otherwise acquire or agree to acquire any material assets;

(v)       other than in the ordinary course of business consistent with past practice and of assets which are not, individually or in the aggregate, material to their business, sell, lease, transfer, license, pledge, grant any security interest in or otherwise dispose of or encumber any of its material assets or properties;

(vi)       except to the extent required by applicable Law, GAAP or Contracts existing on the date hereof, permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes;

(vii)       except to the extent required by applicable Law or Contracts existing on the date hereof, make any material Tax election or settle or compromise any material Tax Liability with any Governmental Entity;

(viii)       (x) incur any indebtedness for borrowed money, or guarantee any such indebtedness, in excess of $100,000 in the aggregate, or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money; provided that Skyline may prepay or defease any indebtedness for borrowed money if such may be done without the payment of any additional fee (other than amounts owed under the terms of such indebtedness); provided that the foregoing shall not apply to any Payroll Protection Program loan or other Small Business Administration loan;

(ix)       enter into, adopt, amend in any material respect (except as may be required by applicable Law) or terminate any employee or similar benefit plan, or increase in any manner the compensation or fringe benefits of any director, officer or employee, except for annual salary increases in the ordinary course of business consistent with past practices;

(x)       enter into any Material Agreement or amend, modify, or otherwise terminate, any existing Skyline Material Agreement, as applicable, in each case, other than in the ordinary course of business and consistent with past practices;

(xi)       make any capital expenditures or commitments for additions to property or equipment constituting capital assets in an aggregate amount exceeding $50,000;

(xii)       make any material change in the lines of business in which it participates or is engaged;

(xiii)       institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages of any amount exceeding $50,000 in the aggregate; provided that neither Skyline nor its subsidiaries, if any, shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on their respective business; or

(xiv)       enter into any Contract, commitment or arrangement to do or engage in any of the foregoing (other than those Contracts, commitments and arrangements pending as of the date hereof).

4.2 Advice of Changes. Each of CHC and Skyline shall promptly advise the other, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental Entity (or communication indicating the same may be contemplated) or the institution or threat of Legal Action, having, or which, insofar as can be reasonably foreseen, could have, an Skyline Material Adverse Effect or a CHC Material Adverse Effect, as applicable; provided that no Party shall be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable Law. No notice given pursuant to this Section 4.2 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

4.3 Notice and Cure. Each of CHC and Skyline will notify the other of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of such party under this Agreement to be breached in any material respect or that renders or will render untrue any representation or warranty of such party contained in this Agreement in any material respect. Each of CHC and Skyline also will notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any material violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by such party. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein; provided that the applicable Disclosure Letter of a Party may, with the written consent of the other Party, be updated to account for such change.

4.4 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of CHC and Skyline will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other’s obligations contained in this Agreement and to consummate and make effective the transactions contemplated hereby, and neither CHC nor Skyline will, nor will it permit any of its subsidiaries to, take or fail to take any action that would be reasonably expected to result in the nonfulfillment of any such condition.

4.5 Access to Information; Confidentiality.

(a) Confidentiality.  The terms and conditions of the Confidentiality Agreement are hereby ratified and confirmed by each of the parties.

(b) Mutual Access to Information.  During the period from the date of this Agreement until the earlier of (x) the Effective Time, or (y) the termination of this Agreement in accordance with Section 7.1, each party to this Agreement will (and will cause such party’s Representatives to) provide the other party (the requesting party) and the requesting party’s Representatives with reasonable access to the disclosing party’s management, financial statements, books and records, contracts, leases, operations, forecasts, tax records and other documents in the manner and to the extent such requesting party reasonably requests. Following the Closing, the Skyline and CHC will provide the Members’ Representative reasonable access upon request to all relevant books and records of Skyline and its advisors and representatives as may be necessary, appropriate, advisable or desirable in connection with the Member Representative’s performance of its role under and in connection with this Agreement.

4.6 Regulatory and Other Approvals; Further Assurances.

(a)  Subject to the terms and conditions of this Agreement, each of Skyline and CHC will proceed diligently and in good faith to, as promptly as practicable: (i) obtain all consents, approvals or actions of, make all filings (including, with respect to CHC, any Form 8-K filings) with and give all notices to Governmental Entities or any other public or private third parties required to consummate the Merger and the transactions contemplated hereby; and (ii) provide such other information and communications to such Governmental Entities or other public or private third parties as the other party or such Governmental Entity or other public or private third parties may reasonably request in connection therewith. No party shall consent to any voluntary extension of any statutory deadline or delay the consummation of the Merger at the request of a Governmental Entity without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. All such filings and notices made by a party shall be provided for review and comment by the other party and shall not be filed or made until reasonably acceptable to both parties.

(b) Each Party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by the other to consummate the Merger, to vest the Surviving Company with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of Skyline or CHC or to effect the other purposes of this Agreement.

4.7 RESERVED.

4.8 Stockholder or Member Litigation. Each Party shall promptly provide a notice to the other of any Legal Action brought by any stockholder or member of such Party against such Party and/or its Representatives relating to this Agreement or the transactions contemplated hereby, including the Merger (each a “Transaction Legal Action”), and shall promptly inform such other Party of the status thereof.

4.9 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by Skyline and CHC. Thereafter, Skyline and CHC agree that no public release or other public announcement, including any releases, announcements or other correspondence with customers or suppliers of either Party, concerning the transactions contemplated hereby shall be issued by any Party without the prior written consent of each of Skyline and CHC (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of the SEC or a Governmental Entity to which the relevant Party is subject, wherever situated, in which case the Party required to make the release or announcement shall consult with the other Party about, and allow the other Party reasonable time to comment on, such release or announcement in advance of such issuance.

4.10 Notice of Certain Events. From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement, each Party shall give prompt notice to the other Party of any event, transaction or circumstance that has caused or would reasonably be expected to cause any covenant or agreement of such Party under this Agreement to be breached or that has rendered or would be reasonably expected to render untrue any representation or warranty of such Party contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice given pursuant to this Section 4.10 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any conditions contained herein.

4.11 Tax Matters.

(a) Intended Tax Treatment. The Parties intend that for U.S. federal income Tax purposes the conversion of the Skyline Units into Merger Consideration will be treated (i) as to the Skyline Members as a taxable sale of the Skyline Units as described in Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432; and (ii) as to the CHC as a purchase of the assets and liabilities of Skyline. The Parties intend that the Skyline Members will report on the installment method of reporting pursuant to Code Section 453 with respect to the CHC Term Debentures and the CHC Convertible Debentures.

(b) Members’ Representative Tax Returns. The Members’ Representative shall (i) prepare or cause to be prepared and timely file or cause to be timely filed (including extensions validly obtained), all income Tax Returns of Skyline that are required to be filed with respect to any Tax period that ends on or before the Closing Date (“Members’ Representative Tax Returns”) in a manner consistent with past practices of Skyline to the extent permitted by Law, and such Tax Returns may take into account Transaction Expense Deductions that are properly deductible for such periods at a “more likely than not” level of certainty, and (ii) timely pay or cause to be paid all Taxes shown to be due and payable by Skyline on such Tax Returns. The Members’ Representative shall deliver to CHC copies of all Members’ Representative Tax Returns at least twenty (20) days prior to the due date thereof (including extensions validly obtained),and shall not unreasonably refuse to incorporate any comments from CHC received 10 days prior to such due date.

(c) CHC Tax Returns. CHC shall prepare or cause to be prepared and timely file or cause to be timely filed (including extensions validly obtained), (i) all Tax Returns for Skyline that are required to be filed with respect to any Tax period that ends on or before the Closing Date other than Members’ Representative Tax Returns, and (ii) all Tax Returns of Skyline that are required to be filed with respect to any Tax period that begins before or on the Closing Date and ends after the Closing Date (a “Straddle Period”) (Tax Returns described in clauses (i) and (ii), collectively, “CHC Tax Returns”) in a manner consistent with past practices of Skyline to the extent permitted by Law and shall take into account as deductions any Transaction Expense Deductions that are properly deductible for such periods. CHC shall deliver to the Members’ Representative copies of all CHC Tax Returns at least twenty (20) days prior to the due date thereof (including extensions validly obtained), and shall not unreasonably refuse to incorporate any comments from the Members’ Representative received ten (10) days prior to such due date. The Members’ Representative and Skyline Members shall bear, and pay, or cause to be paid, all Taxes of Skyline for any Tax Period ending on or before the Closing Date, including the portion of any Straddle Period, ending on the Closing Date, while CHC shall bear and pay, or cause to be paid, Taxes for all periods beginning after the Closing Date, and the portion of the Straddle Period beginning after the Closing Date. In the case of Taxes arising in a Straddle Period, the allocation of such Taxes between the portion of such period ending on the Closing Date (the “Pre-Closing Tax Period”) and the portion of such period beginning on the calendar day after the Closing Date (the “Post-Closing Tax Period”) shall be made (1) on the basis of an interim closing of the books in the case of payroll Taxes, income Taxes and other Taxes based on gross receipts provided that any Transaction Expense Deductions for expenses that are accrued for tax purposes or paid on or before the Closing Date and that are deductible on such Tax Returns shall be allocated to the Pre-Closing Tax Period, and (2) on the basis of the number of calendar days elapsed in the portion of the period ending at the end of the Closing Date and the portion of the period beginning at the beginning of the calendar day following the Closing Date in the case of Taxes not based on income or gross receipts (including property, ad valorem and similar Taxes), provided that exemptions, allowances or deductions calculated on an annual basis (other than with respect to property placed in service after the Closing) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period on a per diem basis.

(d) Tax Controversies. The Members’ Representative may elect, at its own cost and expense, to control any Tax audit, Tax dispute, Tax notice (including an assertion of a deficiency or a notice of a proposed adjustment), or any assertion of a claim for Taxes or Proceeding with respect to Skyline (each, a “Tax Controversy”) with respect to any income Taxes for a Tax period of Skyline ending on or before the Closing Date (“Members’ Representative Tax Controversies”), provided that (i) the Members’ Representative shall keep CHC informed of all material events and developments in such Members’ Tax Controversy, and shall reasonably cooperate with CHC and consult in good faith with CHC regarding the conduct of, or positions taken, in any Members’ Tax Controversy (ii) the Members’ Representative shall settle or compromise, concede, or enter into any other agreement, with respect to the Tax Controversy, or any portion of such Tax Controversy, only with the prior written consent of CHC (such consent to not be unreasonably conditioned, withheld or delayed), and (iii) CHC shall be entitled, at its sole expense, to provide comments to the Members’ Representative regarding the conduct of or positions taken in any such Members’ Representative Tax Controversy and to participate in such Tax Controversy. Tax Controversies that are not Members’ Representative Tax Controversies, but that are reasonably likely to result in liabilities that the Skyline Members would be required to indemnify the CHC Indemnitees for under Article VII, will be controlled by CHC, provided that (i) CHC shall keep the Members’ Representative informed of all material events and developments in such Tax Controversy, and shall reasonably cooperate with the Member’s Representative and consult in good faith with the Member’s Representative regarding the conduct of, or positions taken, in any such Tax Controversy (ii) CHC shall settle or compromise, concede, or enter into any other agreement, with respect to the Tax Controversy, or any portion of such Tax Controversy, only with the prior written consent of Members’ Representative (such consent to not be unreasonably conditioned, withheld or delayed), and (iii) Members’ Representative shall be entitled, at its sole expense, to provide comments to CHC regarding the conduct of or positions taken in any such Tax Controversy and to participate in such Tax Controversy.

(e) Cooperation. After the Closing, each Skyline Member and the Members’ Representative shall cooperate with CHC, including its accounting firms and legal counsel upon reasonable request, in connection with the preparation of any Tax Return or any refund claim or any Tax Controversy with respect to the activities or filings of Skyline for any period, or the portion of any period, prior to the Closing Date. In addition, CHC shall cooperate with the Members’ Representative, in the same manner as set forth above, in connection with the preparation of any Members’ Representative Tax Return (or any refund claim related thereto) or any Members’ Representative Tax Controversy. The cooperation of any Person under this Section 4.11(e) shall include the retention and (upon the other Party’s reasonable request) the provision of records and information, including work papers, but excluding records and information that are protected by recognized professional privilege. The Parties each agree to retain all books and records with respect to Tax matters pertinent to Skyline relating to the six year period (or portion thereof) prior to the Closing Date for a period of at least six years and shall provide notice to the other prior to destroying any such books and records (and an opportunity for the other to take possession of such books and records).

(f) Notice. If, after the Effective Time, any Party receives any document with respect to the Tax matters of Skyline or the Surviving Company that could reasonably be expected to affect any of the other Parties, the Party receiving such document shall supply a copy of such document to the potentially affected Party promptly upon receipt thereof, provided, however, that the failure to provide such a copy shall not be a condition precedent to the liability of any Party under this Agreement. For this purpose, such Tax documents shall include requests for information, notices of proposed adjustment, revenue agent’s reports or similar reports and notices of deficiency. Any information provided or obtained under this paragraph shall be kept confidential, except as may otherwise be necessary in connection with the filing of a Tax Return, refund claims, or any Tax Controversy, or as required by applicable Regulations.

(g) Allocation Methodology. For purposes of determining the Tax consequences of the transactions contemplated by this Agreement to all parties hereto, including the character of the Skyline Members’ gain recognition under Section 751(a) of the Code, the fair market value of the assets and liabilities of Skyline shall be determined using the allocation methodology to be agreed upon by the Parties prior to the Closing (the “Allocation Methodology”). CHC, Skyline, the Surviving Company, and the Skyline Members shall file all Tax Returns in a manner consistent with the Allocation Methodology, and shall take no position before any Governmental Authority or in any legal proceeding that is inconsistent with the Allocation Methodology; provided, that (i) nothing contained herein shall prevent any party from settling in good faith any proposed deficiency or adjustment by a governmental authority based upon or arising out of the Allocation Methodology, and (ii) no party shall be required to litigate before any court any proposed deficiency or adjustment by a governmental authority challenging the Allocation Methodology.

(h) Post-Closing Elections and Amendments.

(i) Except as may be required by Law or contemplated by this Agreement, CHC shall not, and shall not cause or permit the Surviving Company to, (A) take any action or make any election that is reasonably likely to materially increase the Skyline Members’ liability for Taxes (or the liability for Taxes of any direct or indirect owner of a Skyline Member) for any Tax period ending on or before the Closing Date (including any liability of the Skyline member to indemnify CHC for Taxes pursuant to this Agreement), or (B) amend any Tax Return for any Tax period ending on or before the Closing Date or Straddle Period, in each case, without the Members’ Representative’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

(ii) The provisions of this Section 4.10 with respect to the preparation of Tax Returns and the control of Tax Controversies shall supersede any contrary provisions of the Skyline Operating Agreement. After Closing, CHC agrees that any amendment to the Skyline Operating Agreement shall not be deemed an amendment or modification of the Members’ Legacy Agreement.

4.12 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be borne and paid equally (50%-50%) by the Skyline Members, on one hand, and CHC on the other. The Party required by applicable Law shall prepare and timely file all Tax Returns required to be filed in respect of any such Taxes. The Skyline Members and the Members’ Representative, on the one hand, and CHC, on the other hand, upon the other’s reasonable request, shall use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority as may be necessary to mitigate, reduce or eliminate any transfer Tax that could be imposed with respect to the transactions contemplated hereby.

4.13 Employees and Consultants. At least ten (10) days prior to the anticipated Closing Date, CHC shall notify Skyline of any employees or consultants of Skyline that CHC does not intend employ or engage following Closing that are listed on Section 2.11(j) of the Skyline Disclosure Letter. CHC will continue to employ any continuing employees through Skyline’s current payroll and benefits provider through the end of calendar year 2020.

ARTICLE V
CONDITIONS

5.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Stockholder and Member Approval.

(i) Skyline Members’ Approval shall have been obtained.

(ii) Merger Sub’s member approval shall have been obtained.

(b) State Securities Laws.  The securities issued by CHC to the holders of the Skyline securities shall be in compliance with federal and state securities laws.

(c) Injunctions or Restraints.  No court of competent jurisdiction or other competent Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions hereby and no such Law or Order shall be pending.

5.2 Conditions to Obligation of CHC to Effect the Merger. The obligation of CHC to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by CHC in its sole discretion):

(a) Representations and Warranties.  The representations and warranties made by Skyline in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) when made and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date only. Skyline shall have delivered to CHC a certificate, dated the Closing Date and executed in the name and on behalf of Skyline by its Chief Executive Officer, to such effect.

(b) Performance of Obligations.  Skyline shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement and all other Transaction Documents to which it is a party to be so performed or complied with by Skyline at or prior to the Closing, and Skyline shall have delivered to CHC a certificate, dated the Closing Date and executed in the name and on behalf of Skyline by its Chief Executive Officer, to such effect.

(c) Governmental and Regulatory and Other Consents and Skyline Approvals.  Other than the filing of the Articles of Merger and the receipt of the Skyline Members’ Approval, all consents, approvals and actions of, filings with and notices to any Governmental Entity or any other public or private third parties required of CHC, Skyline or any of their respective subsidiaries to consummate the Merger and the transactions contemplated hereby, including those set forth in Section 5.2 of the Skyline Disclosure Letter shall have been made or obtained, all in form and substance reasonably satisfactory to CHC and CHC shall be able to issue the shares of CHC Common Stock in the Merger pursuant to an exemption from the registration requirements under the Securities Act under Regulation D promulgated thereunder.

(d) Proceedings.  All proceedings to be taken on the part of Skyline in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to CHC, and CHC shall have received copies of all such documents and other evidences as CHC may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(e) Skyline Material Adverse Effect.  Since the date hereof, there shall not have been any Skyline Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have an Skyline Material Adverse Effect.

(f) CHC Financing.  CHC shall have consummated a debt or equity offering, or an offering of debt and equity securities, in which CHC received gross proceeds of at least $5,000,000.

(g) Skyline Warrants. Skyline shall have provided CHC evidence reasonably satisfactory to CHC that all Skyline Warrants shall have been exercised or terminated.

5.3 Conditions to Obligation of Skyline to Effect the Merger.  The obligation of Skyline to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Skyline in its sole discretion):

(a) Representations and Warranties. The representations and warranties made by CHC in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) when made and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date only. CHC shall have delivered to Skyline a certificate, dated the Closing Date and executed in the name and on behalf of CHC by its Chief Executive Officer and its Chief Financial Officer, to such effect.

(b) Performance of Obligations. CHC shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement and all other Transaction Documents to which it is a party to be so performed or complied with by CHC at or prior to the Closing, and CHC shall have delivered to Skyline a certificate, dated the Closing Date and executed in the name and on behalf of CHC by its Chief Executive Officer or President, to such effect.

(c) Governmental and Regulatory and Other Consents and CHC Approvals. Other than the filing of the Articles of Merger, all consents, approvals and actions of, filings with and notices to any Governmental Entity or any other public or private third parties required of Skyline, CHC or any of their respective subsidiaries to consummate the Merger and the transactions contemplated hereby, including those set forth in Section 5.3(c) of the CHC Disclosure Letter shall have been made or obtained, all in form and substance reasonably satisfactory to Skyline.

(d) Proceedings.  All proceedings to be taken on the part of CHC in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Skyline, and Skyline shall have received copies of all such documents and other evidences as Skyline may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(e) CHC Material Adverse Effect. Since the date hereof, there shall not have been any CHC Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a CHC Material Adverse Effect.

(f) Funding. CHC will have paid the CHC Cash Consideration and the Representative Amount pursuant to Section 1.7(a)(i) and Section 1.7(d), respectively, and shall have delivered the CHC Term Debentures and the CHC Convertible Debentures pursuant to Section 1.7(a)(ii) and Section 1.7(a)(iii), respectively.

(g) CHC Financing. CHC shall have consummated an offering of equity securities in which CHC shall have received gross cash proceeds of at least $12,000,000 and CHC shall have converted into CHC equity an additional $5,000,000 of CHC debt securities currently outstanding, following which the CHC Common Stock shall have been listed on the NYSE American Stock Exchange or the NASDAQ National Market System, or another national stock exchange.

ARTICLE VI
TERMINATION

6.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a) Mutual Consent.  By mutual written agreement of each of (x) CHC and (y) Skyline duly authorized by action taken by or on behalf of their respective Boards of Directors;

(b) Expiration of Time.  By either Skyline or CHC upon notification to the non-terminating party by the terminating party:

(i) at any time after September 30, 2020, if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

(ii) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party; or

(iii) if any court of competent jurisdiction or other competent Governmental Entity shall have issued an Order or Law making illegal or otherwise restricting, preventing or prohibiting the Merger and such Order or Law shall have become final and non-appealable.

(c) Bid Price of CHC Common Stock. By Skyline if the closing bid price of the CHC Common Stock, as reported on the OTCQB tier of the OTC Markets, Inc., is less than $1.00 per share (subject to adjustment for stock splits, stock combinations and the like) for a period of five (5) consecutive trading days prior to the Closing Date.

6.2 Effect of Termination. If this Agreement is validly terminated by either Skyline or CHC pursuant to Section 6.1, this Agreement will forthwith become null and void and there will be no Liability or obligation on the part of either Skyline or CHC (or any of their respective Representatives or Affiliates), except: (i) that the provisions of Section 4.5 (Access to Information; Confidentiality), this Section 6.2 and ARTICLE X, and, in each case, the provisions of this Agreement that interpret or relate to such provisions will continue to apply following any such termination; and (ii) that nothing contained herein shall relieve any Party from Liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE VII
INDEMNIFICATION; MEMBERS’ REPRESENTATIVE; EQUITABLE RELIEF

7.1 Survival.

(a) Except in the case of fraud, the representations and warranties of the Skyline, CHC and Merger Sub, as applicable, contained in ARTICLE II and ARTICLE III of this Agreement and the covenants and agreements of the Skyline Members, Skyline, CHC and Merger Sub, as applicable, contained in this Agreement will each survive the Closing Date but only to the following extent: (i) all covenants and agreements that will survive the Closing Date in accordance with their respective terms; (ii) except as provided in clause (iii) below, the representations and warranties contained in ARTICLE II and ARTICLE III of this Agreement shall survive the Closing Date until the date that is 180 days following the Closing Date (the “Basic Indemnification Period”); and (iii) the representations and warranties set forth in Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 2.15, Section 3.1, Section 3.2, Section 3.3, and Section 3.4 shall survive the Closing Date through the end of the applicable statute of limitations (the “Fundamental Representations”).

(b) All claims for indemnification must be asserted on or prior to the date of the termination of the respective survival periods set forth in Section 7.1(a) except such claims may be pursued thereafter if written notice thereof in accordance with the terms hereof was duly given within such period. If any claim has been asserted in accordance with the terms hereof prior to the expiration of the applicable survival period, such claim, if unresolved as of such expiration date, shall not be extinguished as barred by the expiration of the relevant representation and warranty and such claims shall survive until finally resolved by a settlement agreement executed by the applicable parties or by binding arbitration in accordance with this Article VII. Any claim for indemnification not made by CHC or the Members’ Representative (for himself or herself or on behalf of any Skyline Member), as applicable, on or prior to the date of expiration of the applicable survival period will be irrevocably and unconditionally released and waived.

7.2 General Indemnification Obligations.

(a) Subject to the terms, conditions and limitations set forth in this ARTICLE VII , from and after the Closing, the Skyline Members shall, severally and not jointly, indemnify and hold harmless CHC, the Surviving Company and their respective successors and permitted assigns, and the officers, employees, directors, managers, members, Affiliates, partners and stockholders of CHC (collectively, the “CHC Indemnitees”) from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, costs, fees (including reasonable investigation fees), expenses (including reasonable attorneys’ fees) and disbursements (collectively, “Losses”) actually incurred by any of the CHC Indemnitees following the Closing Date based upon or arising from (i) any breach of or inaccuracy in the representations and warranties of Skyline contained in ARTICLE II of this Agreement or in a certificate delivered by or on behalf of Skyline pursuant to this Agreement, (ii) any breach of the covenants or agreements of Skyline or the Skyline Members or any of their Affiliates contained in this Agreement, (iii) any amount that is not forgiven under the PPP Loan, provided that CHC has complied in all material respects with Section 8.4, (iv) the net amount of any accounts receivable that are not collected by CHC and the Surviving Company prior to the date that is 180 days following the Closing Date which accounts receivable were borrowed against in an amount which is outstanding as of the Closing Date under the ABF Loan and (v) any Retained Tax Liabilities.

(b) Subject to the limitations set forth in this ARTICLE VII, from and after the Closing, each of CHC and the Surviving Company, jointly and severally, shall indemnify and hold harmless the Members’ Representative, the Skyline Members, and their respective successors and permitted assigns, and the officers, employees, directors, managers, members, partners and stockholders of the Skyline Members and their heirs and personal representatives (the “Skyline Indemnitees”) from and against any and all Losses actually incurred by any of Skyline Indemnitees following the Closing Date based upon or arising from (i) any breach of or inaccuracy in the representations and warranties of CHC or Merger Sub contained in ARTICLE III or in a certificate delivered pursuant to this Agreement, and (ii) any breach of the covenants or agreements of CHC, the Surviving Company or Merger Sub contained in this Agreement.

7.3 Exclusive Remedy. The Parties agree that, from and after the Closing, the sole and exclusive remedy of the Parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including representations, warranties, covenants and agreements) and the transactions contemplated hereby, whether based in contract or tort, other than claims for fraud on the part of a Party in connection with the Merger or the other Contemplated Transactions, are (x) the indemnification provided in this ARTICLE VII, and (y) equitable remedies (including, but not limited to, specific performance).

7.4 Limitations on Liability and Indemnification Payments. Notwithstanding anything in this Agreement or otherwise to the contrary (except as contemplated by the last sentence of Section 7.3), the right of an Indemnitee to indemnification is limited as follows:

(a) The CHC Indemnitees and Skyline Indemnitees, respectively, will be entitled to indemnification pursuant to Section 7.2(a)(i) or Section 7.2(b)(i) on account of any Losses (other than Losses arising out of a breach of or inaccuracy in a Fundamental Representation, which shall not be subject to this clause) solely to the extent (but only to the extent) that the aggregate amount of all Losses actually incurred by such Indemnitees exceeds $250,000 (the “Threshold”), in which event the CHC Indemnitees or Skyline Indemnitees, as applicable, will be entitled to indemnification for all such Losses solely to the extent exceeding the Threshold. In determining whether the applicable Threshold has been achieved, Losses relating to a particular event, occurrence, or breach will be counted and included only to the extent they exceed $10,000 individually, such that claims involving Losses below that amount will be deemed to be and treated as de minimis and not count toward the Threshold, or otherwise be included in determining whether the Threshold has been hit).

(b) The CHC Indemnitees will not be entitled to assert any claims or recovery for Losses pursuant to Section 7.2(a)(i) (other than Losses arising out of a breach or inaccuracy of a Fundamental Representation, which shall not be subject to this clause), or Section 7.2(a)(iii), Section 7.2(a)(iv) or Section 7.2(a)(v) having an aggregate Value in excess of the Set-Off Amount. The CHC Indemnitees will not be entitled to assert any claims or recovery for Losses pursuant to Section 7.2(a)(i) arising out of a breach or inaccuracy of a Fundamental Representation having an aggregate Value in excess of the Merger Consideration. No Skyline Member shall be liable to the CHC Indemnitees pursuant to Section 7.2(a)(i) for any Losses in excess of the aggregate Value of the Merger Consideration received or to be received by such Skyline Member. Additionally, the Skyline Indemnitees will not be entitled to assert any claims or recovery for Losses pursuant to Section 7.2(b)(i) (other than Losses arising out of a breach or inaccuracy of a Fundamental Representation, which shall not be subject to this clause) in the aggregate more than $2,000,000; provided, however, that such limitation will not apply or be applicable to any claims arising out of or resulting from any failure of CHC pay or to deliver consideration or payments due under this Agreement to the Skyline Members.

(c) An Indemnitee’s right to indemnification pursuant to Section 7.2 on account of any Losses will be reduced by all insurance or other third party indemnification proceeds actually received by the Indemnitee (net of collection costs, deductibles, and retroactive premium adjustments related to the insurance claim). An Indemnitee shall use commercially reasonable efforts to claim and recover any Losses suffered by such Indemnitees under any such insurance policies or other third-party indemnities; provided, however, that an Indemnitee is not required to initiate pursuit of such insurance or indemnity proceeds prior to asserting any claim or claims under this Article VII. The Skyline Indemnitees shall remit to CHC any such insurance or other third-party proceeds that are paid to the Skyline Indemnitees with respect to Losses for which the Skyline Indemnitees have been previously compensated pursuant to Section 7.2(b). The CHC Indemnitees shall remit to the Members’ Representative for distribution any such insurance or other third-party proceeds that are paid to the CHC Indemnitees with respect to Losses for which the CHC Indemnitees have been previously compensated pursuant to Section 7.2(a).

(d) The Indemnitees will not be entitled to indemnification hereunder for punitive damages except with respect to any such damages paid or payable by an Indemnitee to a third party pursuant to a third-party claim.

(e) For purposes of determining the amount of any Loss subject to indemnification hereunder (but, for the avoidance of doubt, not for purposes of determining whether any breach has occurred), the representations, warranties, covenants and agreements set forth in this Agreement shall be considered without regard to any materiality or Material Adverse Effect qualification set forth therein.

(f) No Indemnitee shall be entitled to be compensated more than once for the same Loss.

(g) The right of an Indemnitee to indemnification, payment of any Losses or other remedy based on the representations, warranties, covenants and agreements of the Indemnifying Party pursuant to this Agreement or any agreements entered into in connection herewith shall not be limited or affected by any investigation or review conducted by such Indemnitee or by its accountants, counsel or other representatives prior to the Effective Time, nor any knowledge acquired (or capable of being acquired) at any time by such Indemnitee, whether before or after execution of this Agreement or the Closing Date, with respect to the accuracy of or compliance with any such representations, warranties, covenants or agreements of the Indemnifying Party.

7.5 Procedures.

(a) Notice of Losses by Skyline Indemnitee. As soon as reasonably practicable after a Skyline Indemnitee has actual knowledge of any claim pursuant to Section 7.2(b) that may result in a Loss (a “Claim”) but in no event more than fifteen (15) days after becoming aware of such Claim, the Members’ Representative shall give notice thereof (a “Claims Notice”) to CHC. A Claims Notice must describe the Claim in reasonable detail, including which section of this Agreement was breached, and set forth the Members’ Representative’s good faith calculation of the Loss that has been suffered by the applicable Skyline Indemnitee. No delay in or failure to give a Claims Notice by the Members’ Representative to CHC pursuant to this Section 7.1(a) will adversely affect any of the rights or remedies that Skyline Indemnitees have under this Agreement, or alter or relieve CHC or the Surviving Company of their obligation to indemnify the applicable Skyline Indemnitee, except to the extent that either CHC or the Surviving Company is materially prejudiced thereby. CHC shall respond to the Members’ Representative (a “Claim Response”) within 30 calendar days (the “Response Period”) after the date that the Claims Notice is received by CHC. Any Claim Response must specify whether CHC disputes the Claim described in the Claims Notice (or the amount of Losses set forth therein). If CHC fails to give a Claim Response within the Response Period, CHC will be deemed not to dispute the Claim described in the related Claims Notice. If CHC elects not to dispute a Claim described in a Claims Notice, then the amount of Losses alleged in such Claims Notice with respect to such undisputed Claim will be conclusively deemed to be an obligation of CHC, and CHC shall, at its election, within three Business Days of the last day of the applicable Response Period, either make payment to the applicable Skyline Indemnitee(s) in cash in an aggregate amount equal to the amount specified in the Claims Notice with respect to such undisputed Claim, or issue to the applicable Skyline Indemnitee(s) such number of shares of CHC Common Stock as have an aggregate Value equal to the amount specified in the Claims Notice with respect to such undisputed Claim, in either case subject to the limitations contained in this ARTICLE VII. If CHC delivers a Claim Response within the Response Period indicating that it disputes one or more of the Claims identified in the Claims Notice, CHC and the Members’ Representative shall promptly meet and use their commercially reasonable efforts to settle the dispute. In connection with the commencement of any arbitration proceedings pursuant to Section 7.5(c), upon either (i) receipt of the final binding decision of the Arbitrator with respect to the subject matter of a Claims Notice or (ii) written agreement of CHC and Members’ Representative with respect to the resolution of the subject matter of a Claims Notice, the Skyline Members shall be entitled to recover from CHC an amount of Losses in accordance with such determination or resolution, subject to the limitations contained in this ARTICLE VII.

(b) Notice of Losses by CHC Indemnitee. As soon as reasonably practicable after a CHC Indemnitee has actual knowledge of any claim pursuant to Section 7.2(a) that may result in a Loss (a “CHC Claim”) but in no event more than fifteen (15) days after becoming aware of such CHC Claim, then CHC shall give notice thereof (a “CHC Claim Notice” and together with a Claims Notice, a “Notice”) to the Members’ Representative. A CHC Claim Notice must describe the CHC Claim in reasonable detail, including which section of this Agreement was breached, and set forth CHC’s good faith calculation of the Loss that has been suffered by a CHC Indemnitee. No delay in or failure to give a CHC Claims Notice by CHC to the Members’ Representative pursuant to this Section 7.5(b) will adversely affect any of the rights or remedies that a CHC Indemnitee has under this Agreement, except to the extent that the Skyline Members and/or Members’ Representative is materially prejudiced thereby. The Members’ Representative shall respond to CHC (a “Dispute Notice”) within 30 calendar days (the “Dispute Period”) after the date the CHC Claim Notice is received by the Members’ Representative. Any Dispute Notice must specify whether the Members’ Representative disputes a CHC Claim described in a CHC Claim Notice (or the amount of Losses set forth therein). If the Members’ Representative fails to give a Dispute Notice within the Dispute Period, the Members’ Representative will be deemed not to dispute the CHC Claim described in the CHC Claim Notice. If the Members’ Representative elects not to dispute a CHC Claim described in a CHC Claim Notice, then CHC shall be entitled to recover from the Skyline Members the amount of Losses specified in the CHC Claim Notice, subject to the limitations contained in this ARTICLE VII. If the Members’ Representative delivers a Dispute Notice to CHC within the Dispute Period, CHC and the Members’ Representative shall promptly meet and use their commercially reasonable efforts to settle the dispute as to whether and to what extent the CHC Indemnitees are entitled to indemnification on account of such CHC Claim. In connection with the commencement of any arbitration proceedings pursuant to Section 7.5(c), upon either (i) receipt of the final binding decision of the Arbitrator with respect to the subject matter of a Dispute Notice or (ii) written agreement of CHC and Members’ Representative with respect to the resolution of the subject matter of a Dispute Notice, CHC shall be entitled to recover from the Skyline Members an amount of Losses in accordance with such determination or resolution, subject to the limitations contained in this ARTICLE VII.

(c) Arbitration. CHC and the Members’ Representative shall each provide a list of unresolved CHC Claims and Claims or anticipated claims on the 150th day following the Closing Date (the “Open Dispute Notice”). For the 30 day period following the delivery of an Open Dispute Notice, CHC and the Members’ Representative shall meet and use their commercially reasonable efforts to settle any disputes. If CHC and the Members’ Representative are unable to reach agreement within 30 calendar days after (i) the conclusion of the Response Period, (ii) CHC receives a Dispute Notice, or (iii) delivery of the Open Dispute Notices, then CHC and the Members’ Representative shall submit, in writing, their briefs detailing their views as to the correct nature and amount of each item remaining in dispute to a single arbitrator (“Arbitrator”) selected from and administered by the Nevada office of JAMS (“JAMS”), in accordance with its then existing Comprehensive Arbitration Rules & Procedures. The arbitration hearing shall be held in Nevada, and, unless otherwise agreed to in writing by the parties, all substantive and procedural issues arising therein shall be governed by and construed under the laws of the State of Delaware. The Members’ Representative and CHC shall use their commercially reasonable efforts to cause the Arbitrator to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof. Each party shall bear its own attorneys’ fees, costs and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the Arbitrator and JAMS; however, the Arbitrator shall be authorized to determine whether a party is the prevailing party and, if so, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements, and the fees and costs of the Arbitrator and JAMS. Any decision of the Arbitrator shall be final and binding and subject to the limitations set forth in this ARTICLE VII.

(d) Payment of Claims. If and to the extent the CHC Indemnitees are entitled to recover any amounts pursuant to this ARTICLE VII (other than Losses arising out of a breach or inaccuracy of a Fundamental Representation), such amounts shall be recovered only by reducing the principal amount of CHC Convertible Debentures to be issued by CHC pursuant to Section 1.7(b) by a principal amount of CHC Convertible Debentures with a Value equal to such amounts. Notwithstanding anything in this Agreement to the contrary, the CHC Indemnitees shall be entitled to recover any Losses arising out of a breach of inaccuracy of a Fundamental Representation (i) first by reducing the principal amount of CHC Convertible Debentures to be issued by CHC pursuant to Section 1.7(b) by a principal amount of CHC Convertible Debentures with a Value up to the Set-Off Amount in accordance with the foregoing terms, (ii) second, from the Skyline Members pro rata pursuant to the percentages set forth in Section 1.7(a)(i) of the Consideration Spreadsheet by set-off and cancellation against the outstanding CHC Convertible Debentures with a Value equal to such Losses in accordance with the Consideration Spreadsheet, (iii) third, from the Skyline Members pro rata pursuant to the percentages set forth in Section 1.7(a)(i) of the Consideration Spreadsheet by setoffs and cancellation against the outstanding CHC Term Notes in a principal amount equal to such Loses, and (iv) fourth, from the Skyline Members pro rata pursuant to the percentages set forth in Section 1.7(a)(i) of the Consideration Spreadsheet in cash. Notwithstanding anything herein or otherwise to the contrary, the sole remedy for CHC Indemnitees to recover any consideration for a breach of a Fundamental Representation is offset against the CHC Convertible Debentures, CHC Term Debentures and cash issuable, issued or paid to the Skyline Members. If and to the extent the Skyline Indemnitees are entitled to recover any amounts pursuant to this ARTICLE VII (other than Losses arising out of a breach or inaccuracy of a Fundamental Representation), such amounts shall be recovered only by the issuance and delivery by CHC of shares of CHC Common Stock having a Value equal to such amounts. Notwithstanding anything in this Agreement to the contrary, the Skyline Indemnitees shall be entitled to recover any Losses arising out of a breach of inaccuracy of a Fundamental Representation by CHC (i) first from the issuance of shares of CHC Common Stock having a Value of up to $2,000,000 in accordance with the foregoing terms, and (ii) second, in cash by wire transfer of immediately available funds to the Skyline Members no later than three (3) Business Days following the determination of any such amount pursuant to the terms of this Agreement.

(e) Failure of Payment. Notwithstanding anything herein or otherwise to the contrary, except as provided in this Article VII, the Skyline Indemnitees will not be limited in any way in their right to recover against CHC for any failure to deliver the full amount of any and all amounts to be paid and delivered hereunder.

(f) Access to Information. For all purposes of this ARTICLE VII (including those pertaining to disputes under Section 7.5(a) and Section 7.5(b), each Party shall cooperate with and make available to the other Parties and their respective representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as applicable, as may be reasonably required in connection with the resolution of such disputes unless it would adversely affect the ability of a Party to assert attorney-client privilege, attorney work product privilege or similar privilege.

(g) Opportunity to Defend Third Party Claims. In the event of any claim by a third party against a CHC Indemnitee or Skyline Indemnitee for which indemnification is available hereunder, the party from whom indemnification is being sought (the “Indemnifying Party”), has the right, exercisable by notice to CHC or the Members’ Representative, as applicable, within 30 calendar days of receipt of a Notice from CHC or the Members’ Representative, as applicable, to assume and conduct the defense of such claim with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee. If the Indemnifying Party has assumed such defense as provided in this Section 7.5(g), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by any Indemnitee in connection with the defense of such claim. If the Indemnifying Party does not assume the defense of any third party claim in accordance with this Section 7.5(g), the Indemnitee may continue to defend such claim at the sole cost and expense of the Indemnifying Party (subject to the limitations set forth in this ARTICLE VII) and the Indemnifying Party may still participate in, but not control, the defense of such third party claim at the Indemnifying Party’s sole cost and expense. The Indemnitee will not consent to a settlement of, or the entry of any judgment arising from, any such claim, without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned). Except with the prior written consent of the Indemnitee, no Indemnifying Party, in the defense of any such claim, will consent to the entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief affecting the Indemnitee or (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such claim. The Party responsible for the defense of such third party claim (the “Responsible Party”) shall, to the extent reasonably requested by the other Party, keep such other Party informed as to the status of such claim.

7.6 Members’ Representative.

(a) Each Skyline Member by virtue of the approval and adoption of this Agreement or by accepting any consideration payable or issuable hereunder shall be deemed to have constituted, appointed and empowered the Members’ Representative, for the benefit of the Skyline Members, as the exclusive agent and attorney-in-fact to act for and on behalf of each Skyline Member, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority: (i) to execute and deliver such waivers, consents and amendments (with respect to any and all matters or issues, including those which may have a negative impact on a Skyline Member) under this Agreement and the other agreements, documents and instruments executed in connection herewith and the consummation of the transactions contemplated hereby as the Members’ Representative, in its sole discretion, may deem necessary or desirable; (ii) as the Members’ Representative, to enforce and protect the rights and interests of the Skyline Members and to enforce and protect the rights and interests of such Persons arising from the Excluded Assets, out of or under or in any manner relating to this Agreement, and the other agreements, documents and instruments executed in connection herewith and the transactions provided for herein and therein, and to take any and all actions which the Members’ Representative believes are necessary or appropriate with respect to the Excluded Assets, under this Agreement and the other agreements, documents and instruments executed in connection herewith for and on behalf of the Skyline Members, including consenting to, compromising or settling any such claims, conducting negotiations with CHC, the Surviving Company and their respective Representatives regarding such claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by CHC, the Surviving Company or any other Person, or by any Governmental Entity against the Members’ Representative and/or any of the Skyline Members, and receive process on behalf of any or all Skyline Members in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Members’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Members’ Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Members’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions; (iii) to refrain from enforcing any right of the Skyline Members arising out of or under or in any manner relating to this Agreement and the other agreements, documents and instruments executed in connection herewith; provided, however, that no such failure to act on the part of the Members’ Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Members’ Representative or by the Skyline Members unless such waiver is in a writing signed by the waiving Party or by the Members’ Representative; (iv) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Members’ Representative, in its sole and absolute discretion, may consider necessary, proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and the other agreements, documents and instruments executed in connection herewith; (v) to engage special counsel, accountants and other advisors and incur such other expenses on behalf of the Members in connection with any matter arising under this Agreement and the other agreements, documents and instruments executed in connection herewith; and (vi) to collect, hold and disburse any amounts, including any portion of the Excluded Assets or CHC Convertible Debentures subject to set-off received by the Members’ Representative pursuant to the terms hereof in accordance with the terms of this Agreement and the other agreements, documents and instruments executed in connection herewith. Notwithstanding the foregoing, the Members’ Representative may resign at any time by providing written notice of intent to resign to the Skyline Members, which resignation shall be effective upon the earlier of (A) thirty (30) calendar days following delivery of such written notice or (B) the appointment of a successor by the Skyline Members. In addition, the Members’ Representative may be removed by the consent of Skyline Members holding a majority of the Membership Units of Skyline outstanding prior to the Closing Date. Skyline Members holding a majority of the Membership Units outstanding prior to the Closing Date shall appoint a new Members’ Representative in the event of any vacancy. By executing this Agreement the Members’ Representative hereby (x) accepts its appointment and authorization to act as Members’ Representative as attorney-in-fact and agent on behalf of the Skyline Members in accordance with the terms of this Agreement and (y) agrees to perform its obligations under, and otherwise comply with, this Section 7.5.

(b) The Members’ Representative shall be entitled to receive reimbursement from, and be indemnified by, the Skyline Members for certain expenses, charges and liabilities as provided below. In connection with this Agreement, and in exercising or failing to exercise all or any of the powers conferred upon the Members’ Representative hereunder, (i) the Members’ Representative shall incur no responsibility whatsoever to any Skyline Members by reason of any error in judgment or other act or omission performed or omitted hereunder, excepting only responsibility for any act or failure to act which represents willful misconduct and (ii) the Members’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Members’ Representative pursuant to such advice shall in no event subject the Members’ Representative to liability to any Skyline Member. Each Skyline Member shall indemnify, severally in proportion to its Pro Rata Share and not jointly, the Members’ Representative against all Losses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Members’ Representative hereunder. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Members’ Representative hereunder for its willful misconduct. In the event of any indemnification hereunder, upon written notice from the Members’ Representative to the Skyline Members as to the existence of a deficiency toward the payment of any such indemnification amount, each Skyline Member shall promptly deliver to the Members’ Representative full payment of such Skyline Member’s share of the amount of such deficiency in proportion to such Skyline Member’s Pro Rata Share. The Members’ Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Members’ Representative may engage attorneys, accountants and other professionals and experts at the cost and expense of the Skyline Members.

(c) All of the indemnities, immunities and powers granted to the Members’ Representative under this Agreement shall survive the Effective Time and/or any termination of this Agreement.

(d) CHC and the Surviving Company shall have the right to rely upon all actions taken or omitted to be taken by the Members’ Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Skyline Members.

(e) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Skyline Member and (ii) shall survive the consummation of the Merger, and any action taken by the Members’ Representative pursuant to the authority granted in this Agreement shall be effective and absolutely binding on each Skyline Member notwithstanding any contrary action of or direction from such Skyline Member, except for actions or omissions of the Members’ Representative constituting willful misconduct.

(f) Each of Skyline, Merger Sub and CHC acknowledges and agrees that the Members’ Representative is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, each of Skyline, Merger Sub and CHC acknowledges and agrees that, other than in the Members’ Representative’s role as a Skyline Member (if applicable), the Members’ Representative shall have no liability to, and shall not be liable for any Losses of, any of Skyline, Merger Sub or CHC or to any Person in connection with any obligations of the Members’ Representative under this Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except to the extent such Losses shall be proven to be the direct result of fraud by the Members’ Representative in connection with the performance by the Members’ Representative of its obligations hereunder.

7.7 Treatment of Indemnity Payments. All indemnification payments made under this Agreement shall be deemed to be an adjustment to the Merger Consideration to the extent permitted by applicable Law.

ARTICLE VIII
COVENANTS

8.1 Expenses. Except as otherwise specifically set forth elsewhere in this Agreement, including Section 1.7(a), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such cost or expense.

8.2 Stockholder or Member Litigation. Each Party shall promptly provide a notice to the other of any Transaction Legal Action brought by any stockholder or member of such Party, as the case may be, against such Party and/or its Representatives relating to this Agreement or the Contemplated Transactions, including the Merger, and shall promptly inform such other Parties of the status thereof.

8.3 Public Announcements. The initial press release with respect to this Agreement and the Contemplated Transactions shall be a release mutually agreed to by Skyline and CHC. After delivery of the initial press release, Skyline will not issue any press release except with the prior review by and approval of CHC. Skyline and CHC agree that no public release or other public announcement, including any releases, announcements or other correspondence with customers or suppliers of any Party, concerning the Contemplated Transactions shall be issued by (x) CHC or its affiliates without the prior written consent of the Member Representative (which consent shall not be unreasonably withheld, conditioned or delayed), or (y) the Member Representative, Skyline or its affiliates without the prior written consent of CHC (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of the SEC or a Governmental Entity to which the relevant Party is subject, wherever situated, in which case the Party required to make the release or announcement shall consult with the other Parties about, and allow the other Parties reasonable time to comment on, such release or announcement in advance of such issuance.

8.4 PPP Loan.  Prior to the Closing Date, the Members’ Representative shall notify CHC of the outstanding balance of the PPP Loan. Following the Closing, CHC shall cause the Surviving Company to continue to comply with the terms of the PPP Loan so as to maximize the amount to be forgiven, including submitting any required applications for forgiveness in a timely manner, as directed by the Members’ Representative.

ARTICLE IX
DEFINED TERMS

9.1 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“ABF Loan” means that certain Loan and Security Agreement, dated September 18, 2019 between Skyline and Access Business Financing LLC.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” means a day other than a Saturday, Sunday or any day on which commercial banks located in the State of New York are authorized or obligated to close.

“Computer Software” means all computer programs, databases, compilations, data collections (in each case, whether in human-readable, machine readable, source code or object code form) and documentation related to the foregoing.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement between CHC and Skyline dated March 10, 2020.

“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement and in the other Transaction Documents.

“Contract” means any contract, agreement, license, lease, guaranty, indenture, sales or purchase order or other legally binding commitment in the nature of a contract (whether or not written) to which a Person is a party.

“CHC Intellectual Property Rights” means any Intellectual Property Rights owned by, licensed to or registered to CHC or any of its subsidiaries, as applicable.

“CHC Material Adverse Effect” means a Material Adverse Effect on CHC.

“CHC Registered Intellectual Property Rights” means any Registered Intellectual Property Rights included in CHC Intellectual Property Rights.

“Derivative Security” means any option, warrant, equity security, equity-linked security, appreciation rights, phantom equity, or similar ownership interests, calls, rights (including preemptive rights), Contracts, commitments or agreements of any character to which the specified Person is a party or by which either is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, or deliver cash or other consideration with respect to, any shares of capital stock or similar ownership interests or equity-linked securities of such Person or obligating such Person to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, equity-linked security, appreciation rights, call, right, commitment or agreement.

“DOL” means the United States Department of Labor.

“Environmental Claim” means any and all administrative, regulatory or judicial Legal Actions alleging Liability arising out of or resulting from: (1) the presence or Release into the environment of any Hazardous Substance at the Skyline Leased Real Estate or CHC Leased Real Estate, as applicable; or (2) any violation of Environmental Law.

“Environmental Laws” means all federal, state or local statutes, laws, regulations, judgments and orders in effect on the Effective Time and relating to protection of human health or the environment, including laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Environmental Permits” means all governmental licenses, permits, registrations and government approvals issued pursuant to Environmental Law.

“Financial Advisor” means any investment bank or financial advisor or Person that acts in any similar capacity that provides financial or investment advisor services to a Party in connection with the Merger.

“Funded Indebtedness” means, without duplication to current liabilities, all: (i) obligations for borrowed money (including any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities; excluding the PPP Loan and the ABF Loan.

“Hazardous Substances” means any chemicals, materials or substances which are defined as or included in the definition of  “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or similar terms under any Environmental Law.

“Intellectual Property Rights” means all worldwide (a) inventions, whether or not patentable, (b) patents and patent applications, (c) trademarks, trademark applications, service marks, service mark applications, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith, (d) rights of publicity and other rights to use the names and likeness of individuals, (e) copyrights and related rights, whether or not registered, (f) Computer Software, data, databases, files, and documentation and other materials related thereto, (g) trade secrets and all confidential, technical, technological, industrial, business processes and business information, (h) know how, (i) all rights in any of the foregoing provided by bilateral or international treaties or conventions, and (j) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“International Employee Plan” means a Skyline Plan or CNC Plan, as applicable, that has been adopted or maintained by a Person, whether informally or formally, for the benefit of current or former employees of such Person outside the United States.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to Skyline or Skyline, the actual knowledge after reasonable enquiry of Harald Braun and John Helson, and with respect to CHC, the actual knowledge after reasonable enquiry of Daniel L. Hodges or Brian T. Mihelich; provided in each case that such enquiry shall not require making enquiries of customers, suppliers or other third-party contractors.

“Legal Action” means any claim, action, suit, arbitration, proceeding or governmental investigation or proceeding.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Legal Action or Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“License Agreements” means all agreements (whether written or oral, including license agreements, research agreements, development agreements, distribution agreements, consent to use agreements and covenants not to sue, or settlement agreements containing like provisions) to which a Person is a party or otherwise bound, pursuant to which a Person has granted or been granted any right to use, exploit or practice any Intellectual Property Rights, or that restrict the right of a Person to use or enforce any Intellectual Property Rights.

“Licensed Intellectual Property Rights” means any Intellectual Property Rights owned by a third party that a Person has a right to use, exploit or practice by virtue of a license grant, immunity from Legal Action or otherwise.

“Liens” means all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), other than Permitted Liens.

“Material Adverse Effect” means any event, occurrence, fact, condition, state of facts or development or change which, individually or in the aggregate (i) is reasonably expected to result in any change or effect that is materially adverse to the business, results of operations, condition (financial or otherwise), properties, assets liabilities or results of operations of the specified Party and its subsidiaries, taken as a whole; or (ii) is reasonably expected to prevent or materially impede, interfere with, hinder or delay the consummation by such Party of the Contemplated Transactions on a timely basis; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) changes generally affecting the economy or financial or securities markets; (B) the announcement of the Contemplated Transactions, including the impact thereof on the relationships, contractual or otherwise, of the specified person with employees, customers, suppliers or counterparty to any Contract of such Party; (C) any change, circumstance, condition, development, effect, event, occurrence or state of facts arising directly or indirectly from or otherwise relating to any outbreak or escalation of war, act of terrorism, national or international calamity, natural disaster (including hurricanes, tornadoes, floods or earthquakes), epidemic, pandemic or any other similar event; (D) changes (including changes of applicable Law) or general conditions in the industry in which such Party operates; (E) changes in GAAP (or authoritative interpretations of GAAP); (F) any Transaction Legal Action, to the extent relating to the negotiations between the Parties and the terms and conditions of this Agreement; and (G) compliance with the terms of, or the taking of any action required by, this Agreement (including, without limitation and for the avoidance of doubt, the terms of Section 8.3); provided, further, however, that any event, change and effect referred to in clauses (A), (C) or (D) immediately above shall be taken into account in determining whether a Material Adverse Effect with respect to the specified Person has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a materially disproportionate effect on such Party, compared to other participants in the industries in which such Party conducts its businesses.

“Material Agreements” means each Contract to which the specified Party is a party or subject to or by which its assets are bound which: (a) provides for obligations, payments, Liabilities, consideration, performance of services or the delivery of goods to or by such Party of any amount or value reasonably expected to be in excess of  $100,000 in any annual period; (b) contains covenants limiting the freedom of such Party to engage in any line of business in any geographic area or to compete with any Person or restricting the ability of such Party to acquire equity interests in any Person; (c) is an employment or severance contract or indemnification contract, or a consulting or non-compete agreement, applicable to any employee of such Party whose annual total compensation exceeds $120,000 or any director of such Party; (d) relates to, or is evidence of, or is a guarantee of, or provides security for, indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset of such Party); (e) is a letter of credit, bond or similar arrangement running to the account of, or for the benefit of, such Party in an amount in excess of  $100,000; (f) is a lease or agreement under which such Party is a lessor of or permits any third party to hold or operate any property owned or controlled by such Party; (g) relates to the use of, or the right to use, Intellectual Property Rights by such Party, except for any of the foregoing related to the use of generally available Computer Software that is sold or licensed under shrink-wrap or click-through terms; (h) is a collective bargaining agreement; (i) is a joint venture or partnership contract or a limited liability company operating agreement; (j) is entered into with, or otherwise relates to, any Affiliate, officer or director or their family members of such Party; (k) cannot be terminated on less than 60 days’ notice without penalty or is continuous over a period of more than one year from the Effective Date and cannot be terminated on less than 60 days’ notice, in either case without penalty or payment of an amount (including acceleration of obligations) of $50,000 or more; (l) provides for the payment of cash or other compensation or benefits upon the Merger and the consummation of the Contemplated Transactions; (m) relates to any loan to any directors, officers or Affiliates of such Party; (n) relates to voting, transfer or other arrangements related to any equity interests of such Party or warrants, options or other rights to acquire any equity interests of such Party (other than this Agreement, the Merger and the Contemplated Transactions); or (o) is otherwise material to the operations and business of such Party.

“Membership Units” means Class A Units, Class B Units and Common Units of Skyline, as defined in the Skyline Operating Agreement.

“Members’ Representative” means John Helson, or any other Person selected as a successor thereto in accordance with the provisions of this Agreement.

“Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person, is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“OTC Markets” means the OTCQB tier of the OTC Markets, Inc. on which the CHC Common Stock is trading.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith and for which adequate reserves have been established, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent or which are being contested by appropriate proceedings, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation, and (g) any other Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets or properties to which they relate, including without limitation, the rights to use a license under the applicable Contract.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“PPP Loan” means the loan evidenced by that certain Note, dated April 17, 2020, issued by Skyline to First Western Trust Bank.

“Pro Rata Share” means each Skyline Member’s respective proportionate ownership of Skyline as set forth on Section 2.3(a) of the Skyline Disclosure Letter and the Consideration Spreadsheet.

“Profit Units” means the Class P Incentive Units of Skyline, as defined in the Skyline Operating Agreement.

“Registered Intellectual Property Rights” means all patents and patent applications, registered copyrights and copyright applications, registered trademarks and trademark applications, and any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity.

“Related Party” of any specified Person means: (i) an executive officer or director (or any Person that exercises substantially similar right and authority) of such specified Person; (ii) any Person owning 5% or more of the voting shares of such specified Person (assuming the exercise or conversion of any Derivative Securities of such specified Person that represents, directly or indirectly, the right to acquire voting shares of such specified Person); (iii) any Person that can significantly influence the management or operating policies of such specified Person, including the ability that would prevent such specified Person from fully pursuing its own separate interests, through the ownership of securities, contract or both; or (iv) the immediate family members or Affiliates or associates of any Person described in the foregoing clauses of this paragraph.

“Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, soil, surface water, groundwater or property.

“Representatives” of any entity means such entity’s directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives.

“Retained Tax Liabilities” means: (i) all Taxes of Skyline for any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, Taxes attributable to the portion of such taxable period ending on and including the Closing Date as determined under Section 4.2(c); (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group attributable to Skyline (or any predecessor of Skyline) being or having been a member of such group on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (iii) any and all Taxes of any person imposed on Skyline arising under the principles of transferee or successor liability or by contract, attributable to an event or transaction occurring before the Closing Date.

“SEC” means the U.S. Securities and Exchange Commission.

“Set-Off Amount” means CHC Convertible Debentures with an aggregate Value of $5,575,000.

“Skyline Intellectual Property Rights” means any Intellectual Property Rights owned by, licensed exclusively to or registered to Skyline.

“Skyline Operating Agreement” means the Second Amended and Restated Operating Agreement of Skyline dated as of June 10, 2019, as in effect on the Agreement Date.

“Skyline Material Adverse Effect” means a Material Adverse Effect on Skyline.

“Skyline Members” means the Persons  listed on  Schedule 2.3(a) of the Skyline Disclosure Letter or the Skyline Cap Table, which shall include all holders of Membership Units and Profit Units immediately prior to the Effective Time.

“Skyline Registered Intellectual Property Rights” means any Registered Intellectual Property Rights included in Skyline Intellectual Property Rights.

“subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through subsidiaries or otherwise, beneficially owned by such Person.

“Transaction Documents” means this Agreement and the documents, agreements and instruments referenced herein or entered into in connection with this Agreement, the Merger or the other Contemplated Transactions.

“Transaction Expense Deductions” means, collectively, all federal, state, local, foreign or other income Tax deductions recognized by Skyline or the Surviving Company as a result of, or in connection with, the transactions contemplated by this Agreement, in each case, to the extent related to expenses or costs paid or incurred by Skyline or the Surviving Company on or prior to the Closing Date in connection with such transactions, including such items related to: (a) the vesting or exercise of, or payments with respect to, any equity-based compensation arrangements; (b) the payment of any change in control or stay bonuses, or similar compensatory amounts, to employees or other service providers or to any owner of Skyline; and (c) any acceleration of deferred financing fees related to the repayment of Skyline’s indebtedness.

“Value” means, with respect to any CHC Convertible Debenture, the Value of the shares of CHC Common Stock issuable upon the conversion of the principal amount of such CHC Convertible Debenture, and with respect to any shares of CHC Common Stock, an amount equal to the Conversion Price (as defined in the CHC Convertible Debenture).

ARTICLE X
GENERAL PROVISIONS

10.1 Limited Survival of Representations and Warranties. The representations and warranties of Skyline and CHC contained in this Agreement shall terminate on the date (the “Claim Expiration Date”) that is 180 days after the Closing Date (or if such date is not a Business Day, then the immediately following Business Day), and only the covenants that by their terms survive the Effective Time shall survive the Closing Date.

10.2 Notices.

(a) All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given and duly delivered: (i) when delivered (or delivery was properly tendered) by hand; (ii) when delivered (or delivery was properly tendered) by the addressee if sent by a nationally recognized overnight courier; or (iii) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, if the original of such notice was duly transmitted in accordance with (i) or (ii) of this Section 10.2(a) or transmitted by certified mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.2(a)):

(b) if to CHC or Merger Subs (or to Skyline, after the Merger), to:

COMSovereign Holding Corp.

5000 Quorum Drive STE 400

Dallas, TX 75254

Attention: Daniel L. Hodges

Email: DHodges@COMSovereign.com

with a copy to (which will not constitute notice to CHC):

Pryor Cashman LLP

7 Times Square

New York, NY 10036

Attention: Eric M. Hellige, Esq.

Email: ehellige@pryorcashman.com

(c) if to Skyline prior to the Merger, to:

Skyline Partners Technology LLC

1200-28th Street, Suite 201

Boulder, Colorado 80303

Attention: John Helson

Email: jhelson@j2partners.com

Mailing Address:

PO Box 18150

Boulder, CO 80308

with a copy to (which will not constitute notice to Skyline):

Koenig, Oelsner, Taylor, Schoenfeld & Gaddis PC

2475 Broadway St.

Boulder, CO 80304

Attention: John Gaddis, Esq.

Email: jgaddis@kofirm.com

(d) If to the Members’ Representative, to:

Mr. John Helson

5388 Waterstone Drive

Boulder CO 80301

Email:john@helson.net

with copies to (which will not constitute notice to Skyline):

Koenig, Oelsner, Taylor, Schoenfeld & Gaddis PC

2475 Broadway St.

Boulder, CO 80304

Attention: John Gaddis, Esq.

Email: jgaddis@kofirm.com

Gary Jacobs

PO Box 18150

Boulder CO 80308

gary@tvpartners.net

Patrick McCamley

1815 South Washington Str,

Denver, CO 80210

patrick@skylinepartnersllc.com

or to such other Persons, addresses or email addresses as may be designated in writing by the Person entitled to receive such communication as provided above.

10.3 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, Schedules, or Exhibits, such reference shall be to a Section, Schedule or Exhibit of or to this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The captions and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall mean this Agreement together with the Skyline Disclosure Letter and the CHC Disclosure Letter. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. Unless the context of this Agreement otherwise requires (a) words of any gender include each other gender and neutral forms of such words, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (d) references to any Person include the successors and permitted assigns of that Person, or (e) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “$” refers to United States Dollars. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next succeeding Business Day, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day

10.4 Counterparts. This Agreement may be executed and delivered in multiple counterparts (including facsimile, PDF, DocuSign or other electronic counterparts), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the other Transaction Documents (i) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (ii) except as expressly provided in this Agreement are not intended to confer upon any other Person any rights or remedies hereunder. Notwithstanding anything herein or otherwise to the contrary, the Skyline Members are express and intended third party beneficiaries of this Agreement.

10.6 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of each of: (x) the respective Boards of Directors of the Parties in the case of CHC, Merger Sub, and Skyline, and (y) the Member Representative, at any time as set forth in a written instrument duly executed by or on behalf of each Party that sets forth the terms of the relevant amendments, supplements, or modifications.

10.7 Waiver. Any Party, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable Law (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) unless prohibited by applicable Law, waive any inaccuracies in the representations and warranties or compliance with the covenants and agreements of the other Party contained herein or in any document delivered pursuant hereto or (iii) unless prohibited by applicable Law, waive compliance with any of the conditions of such Party contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

10.8 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to negotiate in good faith to modify this Agreement so as to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that is mutually agreeable to the Parties and that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.9 Governing Law; Dispute Resolution. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties irrevocably (i) consents to submit itself to the personal jurisdiction of the District Court of the State of Nevada in the event any dispute arises out of this Agreement or any of the Contemplated Transactions, and, in connection with any such matter, to service of process by notice as otherwise provided herein, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Contemplated Transactions in any court other than the District Court of the State of Nevada. In the event (but only in the event) that the District Court of the State of Nevada does not have subject matter jurisdiction over such action or proceeding, then the Parties will submit to personal jurisdiction of any federal court in the State of Nevada. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.2.

10.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that (i) provided that CHC does not terminate this Agreement in accordance with its terms, CHC shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which CHC is entitled at law or in equity; and (ii) provided that Skyline does not terminate this Agreement in accordance with its terms, Skyline shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which Skyline is entitled at law or in equity. In the event that specific performance is granted to a Party pursuant to the terms and conditions herein, such Party shall also be entitled to be awarded its costs and expenses (including reasonable attorneys’ fees and expenses) incurred solely in connection with obtaining such specific performance, together with interest on such amounts from the date of the commencement of such proceeding until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date of the commencement of such proceeding. The preceding sentence will not limit the right or ability of a Party seeking specific performance to recover damages, costs or expenses, under another provision of this Agreement or of any other Transaction Document.

10.11 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

10.12 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

10.13 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

10.14 Limitation on Damages. In no event will any Party or any shareholder, stockholder, member or partner of any Party be liable to any other Party under or in connection with this Agreement or in connection with the Contemplated Transactions for special, general, indirect, consequential, or punitive or exemplary damages, including damages for lost profits or lost opportunity, even if the Party or any shareholder of member of such Party sought to be held liable has been advised of the possibility of such damage.

10.15 Attorney-Client Privilege. All communications involving attorney-client privilege between Skyline or Skyline Members (collectively, the “Company Securityholders”), on the one hand, and their respective counsels, including Koenig, Oelsner, Taylor, Schoenfeld & Gaddis PC, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to such Company Securityholder (and not Skyline). Accordingly, neither Skyline or the Surviving Company shall have access to any such communications, or to the files of Koenig, Oelsner, Taylor, Schoenfeld & Gaddis PC relating to such engagement. Without limiting the generality of the foregoing, upon and after the Effective Time, (a) the Company Securityholders and their Affiliates (and not the Surviving Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and neither Skyline or the Surviving Company shall be a holder thereof, (b) to the extent that files of Koenig, Oelsner, Taylor, Schoenfeld & Gaddis PC in respect of such engagement constitute property of the client, only the Company Securityholders and their Affiliates (and not Skyline or Surviving Corporation) shall hold such property rights and (c) Koenig, Oelsner, Taylor, Schoenfeld & Gaddis PC shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any member of Skyline or the Surviving Company by reason of any attorney-client relationship between Koenig, Oelsner, Taylor, Schoenfeld & Gaddis PC and Skyline or otherwise; provided that the foregoing shall not extend to any communication or files not involving the negotiation, documentation and consummation of the transactions contemplated this Agreement. Notwithstanding the foregoing, in the event that a dispute arises between CHC, the Surviving Company and the Company Securityholders and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Effective Time, Skyline or the Surviving Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Koenig, Oelsner, Taylor, Schoenfeld & Gaddis PC to such third party; provided, however, that Skyline or Surviving Company may not waive such privilege without the prior written consent of the Member Representative.

10.16 Company Counsel. Notwithstanding that Skyline has been represented by Koenig, Oelsner, Taylor, Schoenfeld & Gaddis PC in the preparation, negotiation and execution of this Agreement, Skyline, CHC and the Surviving Company agree that, after the Effective Time, Koenig, Oelsner, Taylor, Schoenfeld & Gaddis PC may represent the Company Securityholders and their affiliates in matters related to this Agreement, including in respect of any indemnification claims.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their respective officers duly authorized thereunto, as of the Effective Date.

COMSovereign Holding Corp.

By:	/s/ Daniel L. Hodges
	Name:	Daniel L. Hodges
	Title:	Chief Executive Officer

CHC Merger Sub 8, LLC

By:	/s/ Kevin M. Sherlock
	Name:	Kevin M. Sherlock
	Title:	Chief Executive Officer

Skyline Partners Technology LLC

By:	/s/ Harald Braun
	Name:	Harald Braun
	Title:	Executive Chairman

/s/ John Helson
John Helson, as Members’ Representative

[Signature Page to Agreement and Plan of Merger Agreement]

Agreement	Preamble
Blue Sky Laws	2.5(b)
Articles of Merger	1.2
Code	Preamble
Closing	1.2
COBRA	2.11(g)
Code	Recitals
CHC	Preamble
CHC Approvals	3.1(a)
CHC Board	Preamble
CHC Board Recommendation	3.13
CHC Common Stock	1.6(a)
CHC Disclosure Letter	ARTICLE III
CHC Financial Statement	3.6(b)
CHC Group	3.1(a)
CHC Option Plan	3.7(b)
CHC Outstanding Shares	1.6(a)
CHC Permits	3.7(b)
CHC SEC Documents	3.6(a)
CHC Transaction Documents	3.3
VSCA	Recitals
Effective Time	1.2
ERISA Affiliate	2.11(a)(i)(B)
ERISA	2.11(a)(i)
Exchange Act	2.5(b)
GAAP	2.6(b)
Governmental Entity	2.5(b)
Law	2.3(d)
Merger Consideration	1.6(a)
Merger Subs	Preamble
Merger	1.1
Merger Shares	1.6(a)
Order	2.3(d)
Party and Parties	Preamble
Regulatory Agreement	2.20
Sarbanes-Oxley Act	2.6(d)
Securities Act	2.5(b)
Skyline	Preamble
Skyline Approvals
Skyline Board Recommendation	2.25
Skyline Board	Recitals
Skyline Common Stock	1.6(a)
Skyline Disclosure Letter	ARTICLE II
Skyline Financial Statements	2.6(b)
Skyline Insurance Policies	2.24
Skyline Leased Real Estate	2.14(a)
Skyline Leases	2.14(a)
Skyline Major Customers	2.19
Skyline Permits	2.7(b)
Skyline Plans	2.11(a)(i)(B)
Skyline Products	2.17(a)
Skyline Stockholders’ Approval	2.26
Surviving Company	1.1
Tax Returns	2.15(b)(i)
Tax	2.15(a)
Tendered Shares	1.7(c)(i)
Transaction Legal Action	8.2

[Signature Page to Agreement and Plan of Merger Agreement]

Skyline Disclosure Letter

(separately attached)

CHC Disclosure Letter

(separately attached)

Exhibit A – Form of Articles of Merger

Exhibit B – Form of CHC Term Debenture

Exhibit C – Form of CHC Convertible Debenture